As filed with the Securities and Exchange Commission on December 19, 2019

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AETSOFT

(Exact Name of Registrant as Specified in its Charter)

Belarus	7371	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

ADDRESS

Zheleznodorozhnaya str., 33A/1-6, Minsk, 220089, Belarus

+375255494241

AETSOFT

Zheleznodorozhnaya str., 33A/1-6

Minsk, 220089, Belarus

Telephone: +375255494241

(Name, address, including zip code, and telephone number, including areas code, of agent for service)

Copies to:

Ekaterina Samedova Zheleznodorozhnaya str., 33A/1-6 Minsk, 220089, Belarus Telephone: +375255494241	John J. Brannelly. Brannelly Law 12465 South Fort St. Suite 240 Draper, UT 84020

Approximate date of commencement of proposed sale to the public: As soon as practicable after this
Registration Statement becomes effective.

Approximate date of commencement of proposed sale to the public: as soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]		Accelerated filer	[ ]
Non-accelerated filer	[ ]	(Do not check if a smaller reporting company)	Smaller reporting company	[X]
			Emerging growth company	[X]

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act [  ]

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
Shares, par value $0.0001 per share sold by the Registrant (1)	$25,000,000	$3,245
	—	—

Total	$25,000,000	$3,245

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	The registrant has previously paid the Registration Fee on its prior F-1 filing on May 31, 2019 (File/Film Number 333-231886/19871480) which was withdrawn on November 14, 2019 to await PCAOB approval of its auditor (File/Film Number 333-231886/191216048). The registrant requests that the previously-paid Registration Fee be applied to this refiling.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement is filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED December 19, 2018

JSC “AETSOFT”

Common Shares

This is the initial public offering of JSC “Aetsoft”. We are offering common shares. We expect that the initial public offering price will be $1 per common share.

No public market currently exists for our common shares. We will apply for approval for quotation on the OTC Market under a to be determined symbol for the common shares we are offering. We believe that upon the completion of the offering contemplated by this prospectus, we will meet the standards for listing on the OTC Market.

We are an “emerging growth company” as defined in the Jumpstart Our Business Act of 2012, as amended, and, as such, will be subject to reduced public company reporting requirements.

An investment in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” contained within this prospectus.

	Per share	Total
Initial public offering price	$1.00	$25,000,000

Proceeds to us, before expenses	$1.00	$25,000,000

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 19, 2019

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of shares in the Company.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common shares and the distribution of this prospectus outside the United States.

PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying common shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could,” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Our Company

JSC “Aetsoft” delivers custom blockchain solutions and products to different business verticals: banking and finance, healthcare, supply chain and logistics, insurance, real estate and many others. Our extensive technical expertise in the blockchain domain spans major blockchain protocols: Hyperledger, Graphene, Ethereum, and EOSIO. We have a marketing department generating 60-70 blockchain development leads on a monthly basis. Our marketing, sales, and pre-sales departments have an efficient and streamlined system of processing incoming queries.

Risks and Challenges

Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

●	our inability to effectively manage our rapid growth, which could place significant strain on our management personnel, systems and resources

●	adverse changes in the economic environment

●	Competition from other large Tech Companies

●	intense competition for highly skilled personnel

●	Our inability to realize our full business plan

●	Our ability to anticipate and develop new services and enhance existing services to keep pace with rapid development of similar technologies

●	our inability to integrate or develop technologies in other sectors

●	our ability to attract new partners

●	risks associated with having a long incubation period for new products

●	increases in wages

●	the international nature of our business

●	risks related to intellectual property infringement claims

●	risks related to raising capital and funding other projects.

●	losses resulting from business interruptions resulting from occurrence of natural disasters, health epidemics and other outbreaks or events

●	fluctuation in the value currencies and land values

●	our vulnerabilities to security risks that could disrupt our services and adversely affect our results of operations

In addition, we face other risks and uncertainties that may materially affect our business prospect, financial condition, and results of operations. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our common shares.

Corporate Information

Our principal executive office is located at Zheleznodorozhnaya str., 33A/1-6, Minsk, 220089, Belarus. Our telephone number is (+375) ###-##-####. Our website is as follows www.aetsoft.by. The information on our website is not part of this prospectus.

Our Corporate Structure

JSC “Aetsoft” (a Belarus Corporation) has current revenues and assets as presented in the attached audited financials. For more detail on our corporate history please refer to “Corporate History and Background” of this prospectus.

1

Emerging Growth Company Status

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our SEC filings;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.00 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

Foreign Private Issuer Status

We are incorporated in the Republic of Belarus, and more than 50 percent of our outstanding voting securities are not directly or indirectly held by residents of the United States. Therefore, we are a “foreign private issuer,” as defined in Rule 405 under the Securities Act and Rule 3b-4(c) under the Exchange Act. As a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime.

Notes on Prospectus Presentation

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them. Certain market data and other statistical information contained in this prospectus are based on information from independent industry organizations, publications, surveys and forecasts. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the independent sources listed above, our internal research and our knowledge of the industry. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

Our reporting currency is U.S. dollar and our functional currency is Belarusian Ruble. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader.

2

The Offering

Shares Offered	25,000,000 common shares

Shares outstanding before this offering	240,000,000 shares

Shares outstanding after this offering	265,000,000 shares

Use of Proceeds	We estimate that our net proceeds from this offering will be approximately $25 million, based on an assumed initial public offering price of $1 per share. We intend to use the net proceeds from this offering for global expansion, R&D, talent development and working capital and general corporate purposes. See “Use of Proceeds” for more information.

Trading symbol	We intend to apply for listing of our common shares on the OTC Markets upon approval of this offering.

Risk Factors	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our common shares.

Summary Financial Data

The following summary consolidated statements of operations and cash flow data for the years ended December 31, 2018 and 2017 and the summary consolidated balance sheet data as of December 31, 2018 and December 31, 2017 have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

Our management believes that the assumptions underlying our financial statements and the above allocations are reasonable. However, you should not view our historical results as an indicator of our future performance.

The following table presents our summary consolidated statements of income and comprehensive income for the fiscal years ended December 31, 2018 and 2017.

Selected Consolidated Statement of Income and Comprehensive Income

(In thousands U.S. dollars, unless stated otherwise)

	Note	2018	2017
	Notes	Year ended 31 December 2018	Year ended 31 December 2017

Revenue	10	2,586,343	365,707
Cost of sales	11	(1,115,749)	(148,892)
Gross profit		1,470,594	216,815
Commercial and administrative expenses	12	(809,163)	(64,728)
Other net operating (expenses)/income	13	744	23,888
Profit from operating activities		662,175	175,975
Net income / (loss) from transactions in foreign currencies		(25,731)	4,928
Profit before tax		636,444	180,903
Income tax		(9,832)	(16,852)
Total net profit for the period		626,612	164,051
Other comprehensive income		-	-
Total comprehensive income for the period		626,612	164,051

The accompanying notes are an integral part of these financial statements.

	Notes	31 December 2018	31 December 2017	1 January 2017
ASSETS
Non-current assets
Property, plant and equipment and construction in progress	14	1,097,744	583,878	8,193
VAT recoverable	16	19,030	982	1,517
Other non-current assets		1,659
Total non-current assets		1,118,433	584,860	9,710
Current assets
Inventories	15	401	35,318	3,343
Trade receivables	16	240,845	150,574	26,153
Cash and cash equivalents	17	149,556	38,233	1,871
Total current assets		390,802	224,125	31,367
Total assets		1,509,235	808,985	41,077
EQUITY AND LIABILITIES
Share capital	18	710,569	779	649
Retained earnings		566,693	(59,919)	(223,970)
Total equity		1,277,262	(59,140)	(223,321)
Short-term liabilities
Trade and other payables	19	204,197	844,162	264,112
Income tax liabilities			14,216
Other tax liabilities	20	27,776	9,747	286
Total short-term liabilities		231,973	868,125	264,398
Total liabilities		231,973	868,125	264,398
Total equity and liabilities		1,509,235	808,984	41,077

The accompanying notes are an integral part of these financial statements.

3

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below represent our known material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Business

Adverse changes in the economic environment, either locally or globally, could reduce our park attendance, which could materially and adversely affect our revenues and results of operations.

The economic environment can impact our technologies being used. If the economy is adversely affected by items outside of our control it could drastically reduce the usage rates of our technologies.

We face intense competition, and, if we are unable to compete effectively, we may see lower usage rates and our revenues may decline.

The technology industry and the blockchain industry is highly competitive and we expect competition to persist and intensify. We believe that the principal competitive factors in our markets are industry expertise, breadth and depth of service offerings, quality of the services offered, reputation and track record, marketing and selling skills, scalability of infrastructure and price. In addition, the trend of international expansion by foreign and domestic competitors and continuing demand will result in new and different competitors entering our markets. Our ability to compete also depends in part on a number of factors beyond our control, including the ability of our competitors to recruit, train, develop and construct facilities, the price at which our competitors offer comparable services and our competitors’ responsiveness to changing technologies. Therefore, we cannot assure you that we will be able to retain our technological advantages while competing against such competitors. Increased competition, our inability to compete successfully against competitors, pricing pressures or loss of market share could harm our business, financial condition and results of operations.

Due to intense competition for highly skilled personnel, we may fail to attract and retain enough sufficiently trained personnel to support our operations.

The industries in which we compete require highly skilled personnel with excellent communication skills, and our success depends to a significant extent on our ability to recruit, train, develop and retain qualified personnel. Our industry experiences significant levels of employee attrition. We may encounter high attrition rates in the future, particularly if we expand and there becomes more competition. Additionally, failure to recruit, train, develop and retain personnel with the qualifications necessary to fulfill the needs of our existing and future clients or to assimilate new personnel successfully could have a material adverse effect on our business, financial condition and results of operations. Failure to retain our key personnel on client projects or find suitable replacements for key personnel upon their departure may lead adverse effects on our business.

4

Our success depends substantially on the continuing efforts of our senior executives and other key personnel, and our business may be severely disrupted if we lose their services.

Our future success heavily depends upon the continued services of our senior executives and other key employees. In particular, we rely on the expertise, experience, client relationships and reputation of our directors. If one or more of our senior executives or key employees are unable or unwilling to continue in their present positions, it could disrupt our business operations, and we may not be able to replace them easily or at all. In addition, competition for senior executives and key personnel in our industry is intense, and we may be unable to retain our senior executives and key personnel or attract and retain new senior executive and key personnel in the future, in which case our business may be severely disrupted, and our financial condition and results of operations may be materially and adversely affected. If any of our senior executives or key personnel joins a competitor or forms a competing company, we may struggle to replace them. Also, if any of our business development managers, who generally keep a close relationship with our partners and employees, joins a competitor or forms a competing company, we may see increased competition, and our revenues may be materially and adversely affected. Additionally, there could be unauthorized disclosure or use of our trade secrets, practices or procedures by such personnel. Most of our executives and key personnel have entered into employment agreements with us that contain non-competition provisions, non-solicitation and nondisclosure covenants. However, if any dispute arises between our executive officers and key personnel and us, such non-competition, non-solicitation and nondisclosure provisions might not provide effective protection to us, especially in Belarus, where most of these executive officers and key employees reside.

If we are unable to expand, our results of operations and cash flows could be adversely affected.

Our business depends on our ability to successfully expand and gain more market share. If we are unable to expand for reasons of financing, personnel or geopolitical issues we could be adversely affected.

The growth and success of our business depends on our ability to anticipate and develop new services and enhance existing services in order to keep pace with rapid changes in the blockchain industry.

The market for our services is characterized by rapid change, evolving industry standards, changing client preferences and new service introductions. Our future growth and success depend significantly on our ability to anticipate developments, and offer solutions that will create interest in our products. The development of some of the services and technologies may involve significant upfront investments and the failure of these services and technologies may result in our being unable to recover these investments, in part or in full. Further, services or technologies that are developed by our competitors may render our services uncompetitive. In addition, new standards may be developed that allow our clients more cost-effective ways to experience similar features or products that we provide. If we are unable to adapt to the ever changing environment we could be adversely affected.

We may be unsuccessful in entering into strategic alliances or identifying and acquiring suitable locations for expansion, which could impede our growth and negatively affect our revenues and net income.

We have pursued and may continue to pursue strategic alliances and strategic location opportunities to increase our scale and geographic presence, expand our services and capabilities and enhance our industry and global access. However, it is possible that in the future we may not succeed in identifying suitable alliances or locations that work for our expansion. Even if we identify suitable candidates, we may not be able to consummate these arrangements on terms commercially acceptable to us or to obtain necessary funding for additional locations. Some of our competitors are likely to be seeking to enter into similar arrangements or acquire the same locations that we are looking to enter into. Such competitors may have substantially greater financial resources than we do and may be more attractive to our target locations or be able to outbid us for acquisitions. If we are unable to enter into suitable strategic alliances or complete suitable acquisitions, our growth strategy may be impeded and our revenues and net income could be negatively affected

If we do not succeed in attracting new clients for our products, we may not achieve our revenue growth goals.

We plan to significantly expand the number of clients we serve to increase revenues and grow our global brand. Revenues from new clients often gives us the ability to bring them back for additional products, Therefore, obtaining new clients is important for us to achieve rapid revenue growth. We also plan to grow revenues from our existing clients by identifying and selling additional services to them. Our ability to attract new clients, as well as our ability to grow revenues from existing clients, depends on a number of factors, including our ability to offer high quality services at competitive prices, the strength of our competitors and the capabilities of our sales and marketing teams. If we are not able to continue to attract new clients or to grow revenues from our existing clients in the future, we may not be able to grow our revenues as quickly as we anticipate or at all.

5

As a result of our significant recent growth, evaluating our business and prospects may be difficult and our past results may not be indicative of our future performance.

Our future success depends on our ability to significantly increase revenue and maintain profitability from our operations. Our business has grown and evolved significantly in the last year. Our growth in the last year makes it difficult to evaluate our historical performance and make a period-to-period comparison of our historical operating results less meaningful. We may not be able to achieve a similar growth rate or maintain profitability in future periods. Therefore, you should not rely on our past results or our historic rate of growth as an indication of our future performance. You should consider our future prospects in light of the risks and challenges encountered by a company seeking to grow and expand in a competitive industry that is characterized by evolving industry standards, changing guest preferences and new product and service introductions. These risks and challenges include the rapid growth expected and the ability to expand into other countries. If we are unsuccessful in addressing any of these risks or challenges, our business may be materially and adversely affected.

Our profitability will suffer if we are not able to maintain our customer satisfaction levels.

Our gross margin and profitability are significantly impacted by our customer satisfaction levels. If we are unable to maintain a high satisfaction level our business could be negatively affected.

Increases in wages for professionals could prevent us from sustaining our competitive advantage and could reduce our profit margins.

Wage costs for professionals are ever changing. If we have unexpected increases in wages for professionals this could affect our growth and ability to expand. Also as we expand into other regions there can be a significant difference in wages required in the region. Increases in the wages and other compensation we pay our employees could reduce our competitive advantage unless we are able to increase the efficiency and productivity of our professionals as well as the prices we can charge for our services.

The international nature of our business exposes us to risks that could adversely affect our financial condition and results of operations.

We conduct our business throughout the world in multiple locations. As a result, we are exposed to risks typically associated with conducting business internationally, many of which are beyond our control. These risks include:

●	significant currency fluctuations between the foreign currencies and the U.S. dollar and other currencies in which we transact business;

●	legal uncertainty owing to the overlap and inconsistencies of different legal regimes, problems in asserting contractual or other rights across international borders and the burden and expense of complying with the laws and regulations of various jurisdictions;

●	potentially adverse tax consequences, such as scrutiny of transfer pricing arrangements by authorities in the countries in which we operate;

●	current and future tariffs and other trade barriers;

●	unexpected changes in regulatory requirements; and

●	terrorist attacks and other acts of violence or war.

The occurrence of any of these events could have a material adverse effect on our results of operations and financial condition.

We may experience consequences of natural disasters that could prohibit the use of our products for extended periods.

Natural disasters, storms and other weather or safety related problems could prohibit us from being able to use current products or develop new ones. This can cause loss of revenue and could greatly prohibit our ability to provide a safe location for individuals to come. This could have a negative effect on our business and the potential revenues and growth.

We may not be able to prevent others from unauthorized use of intellectual property of our clients, which could harm our business and competitive position.

We rely on our brand name and the unique process we have established to use technology in ways that will benefit our clients. There could be times we are unable to prevent the unauthorized use of our intellectual property due to the fact that we operate in so many countries and different jurisdictions.

6

We may need additional capital and any failure by us to raise additional capital on terms favorable to us, or at all, could limit our ability to grow our business and develop or enhance our services to market demand.

We believe that our current cash, cash flow from operations and the proceeds from this offering should be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financing covenants that would restrict our operations. Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

●	investors’ perception of, and demand for, securities of technology services outsourcing companies;

●	conditions of the U.S. and other capital markets in which we may seek to raise funds;

●	our future results of operations and financial condition;

Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to grow our business and develop or enhance our product and service offerings to respond to market demand or competitive challenges.

Fluctuation in the value of the foreign currencies may have a material adverse effect on the value of your investment.

Our financial statements are expressed in U.S. dollars. However, a majority of our revenues and expenses are denominated in BYN. Our exposure to foreign exchange risk could increase depending on the locations we expand to in the future. We do not control exchange rates and if it becomes difficult to exchange or the rates change substantially it could adversely effect our company.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

Changes in the value of the Foreign currencies against the U.S. dollar, euro and other foreign currencies are affected by, among other things, changes in political and economic conditions. Any significant revaluation of the foreign currencies we use now or in the future may have a material adverse effect on our revenues and financial condition, and the value of, and any dividends payable on our shares in U.S. dollar terms,

Risks Relating to Our Corporate Structure

We will likely not pay dividends in the foreseeable future.

Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. There is no assurance that our Board of Directors will declare dividends even if we are profitable.

Our business may be materially and adversely affected if there are substantial changes to the economy or blockchain industry

The company depends on the use of blockchain technologies. If the economy has substantial changes or if blockchain becomes an outdated technology we could experience lower revenues.

Our ability to obtain a trading symbol and create liquidity for the stock in this offering could be delayed or denied and the stock could be extremely illiquid.

If we are unable to obtain a trading symbol in the US securities market it could affect your ability to resell your common stock of the company.

Risks Related to Doing Business in Belarus

Adverse changes in political, economic and other policies of the Belarusian government could have a material adverse effect on the overall economic growth of Belarus, which could materially and adversely affect the growth of our business and our competitive position.

The majority of our business operations are conducted in Belarus. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in Belarus. Although the economy has been performing well in recent years there is always the possibility that the economy can struggle or that geo-political issues could arise making the operation of our business more difficult. Any adverse change in the economic conditions in Belarus, in policies of the government or in laws and regulations in Belarus could have a material adverse effect on the overall economic growth of Belarus and market demand for our services. Such developments could adversely affect our businesses, lead to reduction in demand for our services and adversely affect our competitive position.

7

Uncertainties with respect to the legal system could have a material adverse effect on us.

The Belarusian legal system is stable but uncertainties with respect to how they govern corporations could have a material adverse effect on our business and greatly restrict our ability to reach our goals.

U.S. regulators’ ability to conduct investigations or enforce rules in Belarus is limited.

The majority of our operations are conducted outside of the U.S. As a result, it may not be possible for the U.S. regulators to conduct investigations or inspections, or to effect service of process within the U.S. or elsewhere on us, our subsidiaries, officers, directors and shareholders, and others, including with respect to matters arising under U.S. federal or state securities laws. Belarus does not have treaties providing for reciprocal recognition and enforcement of judgments of courts with the U.S. and many other countries. As a result, recognition and enforcement in Belarus of these judgments in relation to any matter, including U.S. securities laws and the laws of Belarus, may be difficult or impossible.

We may rely on funds raised to pay for our cash needs, and any limitation on the ability to raise funds could have a material adverse effect on our ability to conduct our business.

As a company, we intend to raise funds to assist in the expansion and further development of our company. If we are unable to raise funds it could have a negative effect on our ability to finance future projects and ultimately cause problems in our growth plan.

Risks Associated with this Offering

There has been no public market for our common shares prior to this offering, and you may not be able to resell our common shares at or above the price you paid, or at all.

Prior to this initial public offering, there has been no public market for our shares. We intend to list our common shares on the OTC Market. If an active trading market for our common shares does not develop after this offering, the market price and liquidity of our common shares will be materially and adversely affected. We cannot assure you that an active trading market for our common shares will develop or that the market price of our common shares will not decline below the initial public offering price.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our common shares may be volatile.

As a company conducting a relatively modest public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. If this were to happen, investors could find our shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their stock price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

The market price for our shares may be volatile.

The trading prices of our common shares are likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of hospitality or other companies based in Belarus that have listed their securities in the United States in recent years. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial decline in their trading prices. The trading performances of other companies in Belarus and their securities after their offerings may affect the attitudes of investors toward companies listed in the United States, which consequently may impact the trading performance of our common shares, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or other matters of other Foreign companies may also negatively affect the attitudes of investors towards companies in Belarus in general, including us, regardless of whether we have conducted any inappropriate activities. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material adverse effect on the market price of our shares. In addition to the above factors, the price and trading volume of our common shares may be highly volatile due to multiple factors, including the following:

●	regulatory developments affecting us, or our industry;

●	announcements of studies and reports relating to our service offerings or those of our competitors;

●	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

●	changes in financial estimates by securities research analysts;

●	announcements by us or our competitors of new service offerings, acquisitions, strategic relationships, joint ventures or capital commitments;

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●	additions to or departures of our senior management;

●	detrimental negative publicity about us, our management or our industry;

●	fluctuations of exchange rates between foreign currencies and the U.S. dollar;

●	release or expiry of lock-up or other transfer restrictions on our outstanding common shares; and

●	sales or perceived potential sales of additional common shares.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. We will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short-swing profit disclosure and recovery regime. As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

Shares eligible for future sale may adversely affect the market price of our common shares, as the future sale of a substantial amount of outstanding common shares in the public marketplace could reduce the price of our common shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our common shares. An aggregate of 240,000,000 shares is outstanding before the consummation of this offering and 265,000,000 shares will be outstanding immediately after this offering. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

We have not finally determined the use of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

While we have identified the priorities to which we expect to put the proceeds of this offering, our management will have considerable discretion in the application of the net proceeds received by us. Specifically, we intend to use the net proceeds from this offering for expansion and growth into other areas and general corporate purposes. We have reserved the right to re-allocate funds currently allocated to that purpose to our general working capital. If that were to happen, then our management would have discretion over even more of the net proceeds to be received by our company in this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our stock price. The net proceeds from this offering may be placed in investments that do not produce profit or increase value. See “Use of Proceeds.”

Judgments obtained against us by our shareholders may not be enforceable.

We are a Belarusian company and all of our assets are located outside of the United States. Our current operations are based in Belarus. In addition, our current directors and executive officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the United States federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of Belarus may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

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We are a foreign private issuer and, as a result, will not be subject to U.S. proxy rules and will be subject to more lenient and less frequent Exchange Act reporting obligations than a U.S. issuer.

Upon consummation of this offering, we will report under the Securities Exchange Act as a foreign private issuer. Because we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

●	the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act that require insiders to file public reports of their stock ownership and trading activities and impose liability on insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act that require the filing of quarterly reports on Form 10-Q containing unaudited financial and other specified information and current reports on Form 8-K upon the occurrence of specified significant events.

In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are not large accelerated filers or accelerated filers are required to file their annual report on Form 10-K within 90 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, aimed at preventing issuers from making selective disclosures of material information. There is formal requirement under the Company’s Charter that we hold an annual meeting of our shareholders to, among other things, elect our directors. As a result, you may not have the same protections afforded to stockholders of companies that are not foreign private issuers.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

The determination of our status as a foreign private issuer is made annually on the last business day of our most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on or after December 31, 2019 We would lose our foreign private issuer status if (1) a majority of our outstanding voting securities are directly or indirectly held of record by U.S. residents, and (2) a majority of our shareholders or a majority of our directors or management are U.S. citizens or residents, a majority of our assets are located in the United States, or our business is administered principally in the United States. If we were to lose our foreign private issuer status, the regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. We may also be required to modify certain of our policies to comply with corporate governance practices associated with U.S. domestic issuers, which would involve additional costs.

We may be exposed to risks relating to evaluations of controls required by Sarbanes-Oxley Act of 2002.

Pursuant to Sarbanes-Oxley Act of 2002, our management will be required to report on, and our independent registered public accounting firm may in the future be required to attest to, the effectiveness of our internal control over financial reporting. Our internal accounting controls may not meet all standards applicable to companies with publicly traded securities. If we fail to implement any required improvements to our disclosure controls and procedures, we may be obligated to report control deficiencies and, if required, our independent registered public accounting firm may not be able to certify the effectiveness of our internal controls over financial reporting. In either case, we could become subject to regulatory sanction or investigation. Further, these outcomes could damage investor confidence in the accuracy and reliability of our financial statements.

As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

●	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

●	the last day of the fiscal year following the fifth anniversary of this offering;

●	the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or

●	the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act for up to five fiscal years after the date of this offering. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and the trading price of our common shares may be more volatile. In addition, our costs of operating as a public company may increase when we cease to be an emerging growth company.

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We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our common shares.

Based on the anticipated market price of our common shares in this offering and expected price of our common shares following this offering, and the composition of our income, assets and operations, we do not expect to be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you the U.S. Internal Revenue Service will not take a contrary position. Furthermore, this is a factual determination that must be made annually after the close of each taxable year. If we are a PFIC for any taxable year during which a U.S. holder holds our common shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our common shares and trading volume could decline.

The trading market for our common shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who cover us downgrade our common shares or publish inaccurate or unfavorable research about our business, the market price for our common shares would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our common shares to decline.

Our corporate structure, together with applicable law, may impede shareholders from asserting claims against us and our principals.

All of our operations and records, and all of our senior management are located in Belarus. Shareholders of companies such as ours have limited ability to assert and collect on claims in litigation against such companies and their principals.

DEFINED TERMS AND CONVENTIONS FORWARD-LOOKING STATEMENTS

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

●	the timing of the development of future services;

●	projections of revenue, earnings, capital structure and other financial items;

●	the development of future company-owned parks;

●	statements regarding the capabilities of our business operations;

●	statements of expected future economic performance;

●	statements regarding competition in our market; and

●	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of common shares of approximately $25 million, based upon an assumed initial public offering price of $1 per share.

We intend to use the net proceeds of this offering as follows after we complete the remittance process:

●	Approximately $20 million or 80% for global expansion, i.e., to expand our existing technologies and to develop new clients by hiring more qualified personnel, system integration and marketing effort;

●	Approximately $5 million or 20% for working capital and general corporate purposes;

The precise amounts and percentage of proceeds we would devote to particular categories of activity will depend on prevailing market and business conditions as well as particular opportunities that may arise from time to time. This expected use of our net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including any unforeseen cash needs. Similarly, the priority of our prospective uses of proceeds will depend on business and market conditions are they develop. Accordingly, our management will have significant flexibility and broad discretion in applying the net proceeds of the offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

Although we may use a portion of the proceeds for the acquisition of, or investment in, companies, technologies, products or assets that complement our business, we have no present understandings, commitments or agreements to enter into any acquisitions or make any investments. We cannot assure you that we will make any acquisitions or investments in the future.

DIVIDEND POLICY

The holders of our common shares are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following table presents our selected historical financial data for the periods presented and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statement and notes thereto included elsewhere in this prospectus.

The following selected consolidated financial and operating data for the fiscal years ended December 31, 2018 and 2017. The following table presents our summary consolidated statements of income and comprehensive income for the fiscal years ended 2018 and 2017.

Selected Consolidated Statement of Income and Comprehensive Income

(In thousands U.S. dollars, unless stated otherwise)

	Note	2018	2017
	Notes	Year ended 31 December 2018	Year ended 31 December 2017

Revenue	10	2,586,343	365,707
Cost of sales	11	(1,115,749)	(148,892)
Gross profit		1,470,594	216,815
Commercial and administrative expenses	12	(809,163)	(64,728)
Other net operating (expenses)/income	13	744	23,888
Profit from operating activities		662,175	175,975
Net income / (loss) from transactions in foreign currencies		(25,731)	4,928
Profit before tax		636,444	180,903
Income tax		(9,832)	(16,852)
Total net profit for the period		626,612	164,051
Other comprehensive income		-	-
Total comprehensive income for the period		626,612	164,051

The accompanying notes are an integral part of these financial statements.

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	Notes	31 December 2018	31 December 2017	1 January 2017
ASSETS
Non-current assets
Property, plant and equipment and construction in progress	14	1,097,744	583,878	8,193
VAT recoverable	16	19,030	982	1,517
Other non-current assets		1,659
Total non-current assets		1,118,433	584,860	9,710
Current assets
Inventories	15	401	35,318	3,343
Trade receivables	16	240,845	150,574	26,153
Cash and cash equivalents	17	149,556	38,233	1,871
Total current assets		390,802	224,125	31,367
Total assets		1,509,235	808,985	41,077
EQUITY AND LIABILITIES
Share capital	18	710,569	779	649
Retained earnings		566,693	(59,919)	(223,970)
Total equity		1,277,262	(59,140)	(223,321)
Short-term liabilities
Trade and other payables	19	204,197	844,162	264,112
Income tax liabilities			14,216
Other tax liabilities	20	27,776	9,747	286
Total short-term liabilities		231,973	868,125	264,398
Total liabilities		231,973	868,125	264,398
Total equity and liabilities		1,509,235	808,984	41,077

The accompanying notes are an integral part of these financial statements.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2018:

● On an actual basis; and

● On a pro forma basis to give effect to the sale of 25,000,000 common shares by us in this offering at the assumed initial public offering price of $1 per share, the price point of the offering set forth on the cover page of this prospectus, after deducting the estimated underwriting commissions and estimated offering expenses.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Share Capital.”

As of December 31, 2018

	As Reported	Pro Forma Adjusted for IPO
Common shares
Shares	200,710,569	225,710,569
Par Value Amount	$.004	$.004
Accumulated Other Comprehensive Income	$626,612	$25,626,612
Total	$626,612	$25,626,612

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DILUTION

If you invest in our shares, your interest will be diluted to the extent of the difference between the initial public offering price per common share and the pro forma net tangible book value per common share after the offering. Our pro forma net tangible book value as of January 31, 2018 was $626,612, or $.0031 per share. Our pro forma net tangible book value per share set forth below represents our total tangible assets less total liabilities, divided by the number of shares of our share stock outstanding.

Dilution results from the fact that the per common share offering price is substantially in excess of the book value per common share attributable to the existing shareholders for our presently outstanding common shares. After giving effect to our issuance and sale of 25,000,000 shares in this offering at an assumed initial public offering price of $ 1.00 per share, after deducting the estimated underwriting discounts and offering expenses payable by us, the pro forma as adjusted net tangible book value as of January 31, 2018 would have been $25,626,612 or $0.1135 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.1104 per share. The public offering price per share will significantly exceed the net tangible book value per share. Accordingly, new investors who purchase shares in this offering will suffer an immediate dilution of their investment of $0.8865 per share. The following table illustrates this per share dilution to the new investors purchasing shares in this offering:

Offering(1)
Assumed offering price per common share	$1.00
Net tangible book value per common share as of January 31, 2018	$.0031
Increase per common share attributable to this offering	$.1104
Pro forma net tangible book value per common share after the offering	$.1135
Dilution per common share to new investors	$.8865

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview of Company

JSC “Aetsoft” (“Aetsoft” or the “Company”), is a company that was established under the laws of the Republic of Belarus. The Company operates the Aetsoft blockchain development team. The Company owns an office space in Minsk Belarus. The Company’s technological advances have allowed us to provide a high quality services at an affordable cost. Our Blockchain technology solutions help individuals in an array of different sectors including banking, real estate, and health care. Nikolai Grebenkine, the Company’s Deputy Director for commercial affairs is the controlling shareholder of the Company (the “Controlling Shareholder”).

The Company has been developing blockchain solutions for over 3 years. We have a deep knowledge of all major protocols and frameworks associated with blockchain. We chose blockchain development because we have a transparent strategy of increasing our market share in this particular vertical. We believe we have the know how to optimize resources and achieve collaboration both within team members and departments and with clients.

Our operations are primarily based in Belarus, where we derive a substantial portion of our revenues. For the years ended December, 2018 and 2017, our revenues were $2,586,343 and $365,707, respectively. Our total assets as of December 31, 2018 were $1,509,235 of which cash and cash equivalent amounted to $149,556. Our total liabilities as of December 31, 2018 were $1,509,235.

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Factors Affecting Our Results of Operations

We believe the most significant factors that affect our business and results of operations include the following:

●	Our ability to leverage the current infrastructure created to bring on additional partners and workers to grow our network. We are able to provide an excellent training and research facility with our current staff and current location.

●	Our ability to expand and duplicate the process. We feel we have created a business model that can be duplicated in other areas of the world and allow us to bring the Company to other regions thus making it more accessible and more profitable.

●	Our ability to attract, retain and motivate qualified employees. Our ability to attract, train and retain a large and cost-effective pool of qualified professionals, including our ability to leverage and expand our partners that have been trained differentiates us from our competition.

Our objective is to create value for both our clients and shareholders by enhancing our position as a leading provider in blockchain technologies. We believe our strategic initiatives will continue to generate our sales growth, allow us to focus on managing capital and leveraging costs and drive margins to produce profitability and return on investment for our stockholders.

Acquisitions

We currently do not have any pending Acquisitions.

Results of Operations

For the Years Ended December 31, 2018 and 2017

The following table summarizes the results of our operations for the years ended December 31, 2018 and 2017, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	Notes	Year ended 31 December 2018	Year ended 31 December 2017

Revenue	10	2,586,343	365,707
Cost of sales	11	(1,115,749)	(148,892)
Gross profit		1,470,594	216,815
Commercial and administrative expenses	12	(809,163)	(64,728)
Other net operating (expenses)/income	13	744	23,888
Profit from operating activities		662,175	175,975
Net income / (loss) from transactions in foreign currencies		(25,731)	4,928
Profit before tax		636,444	180,903
Income tax		(9,832)	(16,852)
Total net profit for the period		626,612	164,051
Other comprehensive income		-	-
Total comprehensive income for the period		626,612	164,051

The accompanying notes are an integral part of these financial statements.

Revenues

We derive revenues by developing and selling blockchain technologies to our clients. Our revenues are generated through software sales and implementation, consulting fees for software development and custom software development fees. We have expanded and been able to increase revenues substantially over the past year by aligning ourselves with strategic partners that bring consulting contracts to us for the implementation of certain blockchain technologies that include our normal customers in many different industries. This allows us to stay versatile as a company and not depend on one specific industry for success.

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Our total revenues increased by approximately $2,586,343 or 880%, to approximately $2,586,343 for the fiscal year ended December 31, 2018 from approximately $365,707 for the fiscal year ended December 31, 2017. The overall growth in our revenues reflected an increase in revenues from all of our sources of income. The implementation of our strategic partnerships greatly enhanced our ability to grow revenues.

Cost of revenues

Our cost of revenues mainly consists of compensation benefit expenses for our professionals, travel expenses and material costs. Our cost of revenues increased by $966,857 or 649% to approximately $1,115,749 in fiscal 2018 from approximately $148,892 in fiscal 2017, primarily as a result of increased headcount, and increased expenses to enable a steady growth curve and match the growth of our business.

Gross profit

Our gross profit increased by $1,253,779, or 578%, to approximately $1,470,594 in fiscal 2018 from approximately $216,815 in fiscal 2017.

Profit before income taxes

Our profit before income taxes was approximately $636,444 in fiscal 2018, an increase of 251% compared with fiscal 2017

Net Income

Our net income was approximately $626,612 in fiscal 2018, an increase of $462,561 from $164,051 in fiscal 2017. The increase in net income was in line with increased revenues, gross profit and operating expenses for fiscal 2018 as compared to fiscal 2017 as mentioned above.

Liquidity and Capital Resources

As of December 31, 2018, we had cash and cash equivalents of approximately $149,556. Our current assets were approximately $1,509,235, and our current liabilities were approximately $231,973. Total shareholders’ equity as of December 31, 2018 was approximately $1,509,235. We believe that we will have sufficient working capital to operate our business for the next 12 months.

In assessing our liquidity, we monitor and analyze our cash on hand, our ability to generate sufficient revenue sources in the future and our operating and capital expenditure commitments. The Company plans to fund working capital through its operations, bank borrowings and additional capital contribution from shareholders. For years ended December, 2017 and 2016, our operating cash flow was positive. We have historically funded our working capital needs primarily from operations, advance payments from customers and shareholders. Our working capital requirements are affected by the efficiency of our operations, the numerical volume and dollar value of our revenue, the progress or execution on our construction, and the timing of accounts receivable collections.

Capital Expenditures

The Company had no notable capital expenditures in these periods, our capital expenditures were mainly used for purchases of office equipment. The Company will continue to make capital expenditures to meet the expected growth of its business.

Impact of Inflation

We do not believe the impact of inflation on our company is material. Our operations are in Belarus and inflation rates have been relatively stable over the last two years

Off-balance Sheet Commitments and Arrangements

There were no off-balance sheet arrangements for the years ended December 31, 2018 and 2017 that have or that in the opinion of management are likely to have, a current or future material effect on our financial condition or results of operations.

Critical Accounting Policies

The preparation of these consolidated financial statements required Management to make estimates and assumptions that may affect the recorded amounts of assets and liabilities, including the disclosure of income and expenses generated during the reporting period. The main part of the Group’s accounting policies consists of the most important provisions that reflect its financial position and results of its operations, as well as those requiring the most difficult, subjective and complex judgments from the Group’s management.

Due to the uncertainty of factors related to estimates and judgments used for the preparation of these consolidated financial statements, the actual results may differ from these estimates.

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From the Management’s point of view, the most important accounting policies are set out below.

Property, plant and equipment. Property, plant and equipment are carried at fair value.

Investment property. Investment property is carried at fair value.

Inventories. Inventories are stated at the lower of cost and net realizable value.

The Group’s Management regularly evaluates the need to create provisions for impairment of inventories.

Impairment of non-current assets. At each reporting date, the Group reviews the carrying amounts of its non-current assets for any evidence of impairment. These estimates are subjective in nature.

Provision for impairment of trade and other receivables. At each reporting the Group assesses whether there is any evidence of impairment of accounts receivables.

Useful lives of property, plant and equipment. Estimation of the useful lives of property, plant and equipment is subject to Management’s judgment based on their experience with similar assets. In determining the useful lives of assets, Management considers such factors as the rate of technical obsolescence, physical wear and tear and operating conditions. Changes in these assumptions may affect the depreciation rates in the future.

Taxation. Management believes that it has adequately reflected tax liabilities and assets in the financial statements.

The Group recognizes deferred tax assets and liabilities as a result of the expected future tax consequences of the existence of differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax base, and as a result of use in the future of previous years’ losses and tax credits calculated using tax rates that are expected apply at the time of repayment of these differences.

The fair value of an asset or liability is estimated using assumptions that would be used by market players in determining the price of an asset or liability, assuming that market participants act in their own best interests.

Measurement of the fair value of a non-financial asset assumes a possibility for a market participant to generate economic benefits through the use of the asset in the best or the most efficient way, or as a result of its sale to another market participant that will use this asset in the best or the most efficient way.

The Group uses the valuation techniques that are appropriate in the circumstances and for which available data are sufficient for measuring fair value; it uses the relevant observable data sources to the maximum extent the relevant and unobservable inputs to the minimum extent.

All assets and liabilities the fair value of which is measured and disclosed in the financial statements are classified using the following fair value hierarchy of the fair value sources on the basis of the input date of the lowest level, that are significant in making the measurements of fair value on the whole:

I.	Level 1 – quoted market price (unadjusted) in an active market for an identical instrument.;

II.	Level 2 – valuation techniques where significant inputs attributable to the lowest level hierarchy are directly or indirectly observable from market data;

III.	Level 3 – valuation techniques where significant inputs attributable to the lowest level hierarchy are unobservable in the market.

In the case of assets and liabilities, which are recorded in the financial statements on a recurring basis, the Group determines the need for their transition between levels of a hierarchy of sources, reanalyzing the classification (on the basis of the initial data of the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

The Group determines the policies and procedures for both periodic evaluation of the fair value of investment property, property, plant and equipment and non-quoted financial assets available for sale, and for a one-time assessment of the fair value of assets, such as assets available for distribution as part of discontinued operations.

For the purposes of fair value disclosure, the Group classified its assets and liabilities on the basis of their nature, characteristics and risks inherent in them, as well as the applicable level in the fair value hierarchy, as described above.

Use of Estimates and Assumptions

In preparing the consolidated financial statements in conformity with IFRS standards, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, valuation of accounts receivable, prepayments, deposits and other assets, useful lives of property and equipment, intangible assets, goodwill impairment, the impairment of long-lived assets, provision for contingent liabilities, revenue recognition, accrued expenses and other current liabilities and realization of deferred tax assets. Actual results could differ from those estimates.

Revenue recognition

Revenue is recognized when it is probable that the Group will receive economic benefits and the revenue can be reliably measured. Revenue is measured at the fair value of the consideration received, net of discounts, return discounts, and sales taxes or duties. The Group analyzes its contracts which entail revenue, in accordance with certain criteria in order to determine whether it is acting as principal or agent.

Due to the specific nature of its activities, the Group classifies its revenue into revenue from lease agreements and from other services contracts.

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Accounts receivable

Accounts receivable are recorded at original invoice. The Company determines the adequacy of a reserve for doubtful accounts based on individual account analysis and historical collection trends. The Company establishes a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual customer exposures, as well as the historical trends of collections. Delinquent account balances are written off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Unbilled accounts receivable included in accounts receivable represent revenue earned on contracts to be billed, in subsequent periods, as per the terms of the related contracts.

Business combination

Business combinations are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the fair value at the date of acquisition of the assets transferred by the Group, the commitments made by the Group to the former owners of the acquired business, and equity securities issued by the Group in exchange for control over the business. Acquisition-related costs are generally recognized in profit or loss as incurred.

Identifiable acquired assets and incurred liabilities are recognized at fair value at the acquisition date, with the following exceptions:

●	deferred tax assets (liabilities) and assets (liabilities) for the payment of employee remuneration are recognized and measured in accordance with IFRS (IAS) 12 Income Taxes and IFRS (IAS) 19, respectively;

●	liabilities or equity instruments related to share-based payment arrangements of the acquiree or share-based payment arrangements of the Group entered into to replace share –based payment arrangements of the acquiree are measured in accordance with IFRS 2 at the acquisition date (Note 3.16.2); and

●	assets (or disposal groups) classified as held for sale in accordance with IFRS (IFRS) 5 Non-current Assets Held for Sale and Discontinued Operations, are measured in accordance with IFRS (IFRS) 5.

Non-controlling interests

The non-controlling interests are presented in the consolidated balance sheets, separately from equity attributable to the shareholders of the Company. Non-controlling interests in the results of the Company are presented on the face of the consolidated statement of operations as an allocation of the total income or loss for the year between non-controlling interest holders and the shareholders of the Company.

Goodwill

Goodwill arising on an acquisition of a business is carried at its value as established at the date of acquisition of the business less accumulated impairment losses.

For the purposes of impairment, goodwill is allocated to each of the Group’s cash generating units (or groups of cash generating units) that is expected to benefits from the synergies of the combination. A cash-generating unit to which goodwill has been allocated is tested for impairment annually, or more frequently when there is indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro rata based on the carrying amount of each asset in the unit. Any impairment loss for goodwill is recognized directly in profit or loss. An impairment loss recognized for goodwill is not reversed in subsequent periods.

On disposal of the relevant cash-generating unit, the attributable amount of goodwill is included in the determination of the profit or loss on disposal. The Group’s policy for goodwill arising on the acquisition of an associate is described below.

Income Taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

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OUR BUSINESS

Overview

JSC “Aetsoft” provides blockchain services for clients.

Aetsoft is located in Minsk, Belarus and has an office space of approximately 10,000 square feet where it operates.

We are an outsourcing company delivering custom blockchain solutions and products to many different business verticals: Banking, finance, healthcare, supply chain and logistics, insurance, real estate and many others.

Aetsoft maintains its competitive advantage by:

●	Our extensive technical expertise in the blockchain domain.
●	Our marketing department exceeds expectations on a monthly basis
●	Our marketing and sales teams have an efficient and streamlined system of lead generations and system of processing incoming queries.
●	We are able to compete well with large tech giants technologies at a much better price for our clients.

Aetsoft has conducted over 20 successful blockchain projects. Belarus is a recruiting hotbed for Hi-Tech individuals. We have over 60 employees including Blockchain architects, project managers, blockchain developers and R&D engineers.

Corporate History and Background

Aetsoft was established in 2014 with the goal of providing high quality software development service at an affordable price. Today we have one of the largest successful blockchain development companies in Europe. We intend to continue growth by leveraging our strategic partnerships and maintaining our reputation for quality products at an affordable price.

Aetsoft became a Belarus Hi-Tech Park resident in April 2018. This has brought growth through recruiting high level employees and contractors to help implement our sales goals and technology requests. We have also significant tax and legal benefits as a Hi-Tech Park resident.

Our primary focus is in the following key operational areas:

Blockchain development

Our highly experienced team possesses the requisite expertise in providing the best possible technologies provided by blockchain technologies. We have the capabilities to provide custom blockchain applications through our unique approach to development

Technology Department

Our technology department is responsible for full cycle software development solutions development, including technical requirements, document preparation, PoC, Solution development, implementation, testing and maintenance.

Marketing department

Our marketing department provides lead generation through digital and direct marketing, support of pre-sales and sales team demos and they also outsource SEO, SMM, paid advertising, content marketing and localization services. Our marketing department works with our sales department to process incoming queries and acquire new customers through direct sales.

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Our Competitive Strengths

We believe that the principal competitive factors in our markets are industry expertise, breadth and depth of cultural offerings, quality of the services offered, reputation and track record, marketing skills, scalability of infrastructure and a unique business model that can be duplicated.

We believe that there are several key strengths that differentiate us from our competitors and will continue to contribute to our growth and success.

We have established employee and partner loyalty through the ability to work together and create a truly unique experience for clients. Employees and partners have the opportunity to provide input in exactly how the technologies will be designed and implemented. Our talent training allows our employees and partners to be completely immersed in our technology offerings and this allows them to take ownership and pride in what they are creating. This allows our authenticity and our global experience to not only be one of a kind but it also helps people understand the many ways our technology can be used on a global scale.

Our continuous internal training program for skilled employees and partners serves as a catalyst to provide our clients a better overall experience.

As a result of our commitment to provide our clients with a one of a kind experience we have the ability to provide the following:

●	Sustainable development

●	Technology and Innovation

●	Environmental Cohesion

●	Integrity, Harmony, Openness, Nature, and Authenticity

●	Equality and tolerance displayed on a large scale.

Risks and Challenges

Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

●	our inability to effectively manage our rapid growth, which could place significant strain on our management personnel, systems and resources

●	adverse changes in the economic environment

●	Competition from other technology companies

●	intense competition for highly skilled personnel

●	Our inability to realize our full business plan

●	Our ability to anticipate and develop new services and enhance existing services to keep pace with rapid development of technology

●	our inability to integrate or manage other technologies

●	our ability to attract new partners or find geographically friendly locations to construct offices

●	risks associated with having a long product incubation stage

●	increases in wages

●	the international nature of our business

●	risks related to intellectual property infringement claims

●	risks related to raising capital and funding other projects.

●	losses resulting from business interruptions resulting from occurrence of natural disasters, health epidemics and other outbreaks or events

●	fluctuation in the value currencies and land values

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Sales and Marketing

We have invested in marketing to further our initiative. We are also working with strategic partners to implement our sales processes and R&D processes within their organizations. We feel we are strategically placed in a very lucrative position being a Hi-Tech Park resident in Belarus.

Competition

The blockchain market and the technology markets are both highly competitive. Aetsoft has the unique differentiation of being a Hi-Tech Park resident in Belarus. Competitors are not very common in the region due to the unique business model. Worldwide there is a number of blockchain development companies. We believe we can continue to gain market exposure throughout the world by implementing our technologies in a very organized and research driven way.

Employees

We believe resource management and planning is critically important to supporting our growth, and we are committed to effectively recruiting, training, developing and retaining our human capital.

None of our employees are represented by a labor union or collective bargaining agreements. We consider our employee relations to be good. We believe that attracting and retaining highly experienced associates and sales and marketing personnel is a key to our success. In addition, we believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

Legal Proceedings

We are currently not involved in any legal proceedings; nor are we aware of any claims that could have a material adverse effect on our business, financial condition, results of operations or cash flows.

MANAGEMENT

The following table sets forth our executive officers and directors, their ages and the positions held by them:

Name	Age	Position	Member of Governing body in the Company
Nikolai Grebenkine	50	Beneficial owner	General Meeting of Shareholders
Kseniya Pihlblad	37	CEO	Director
Pavel Sivayev	34	Head of Business development department	Board of Directors
Ekaterina Samedova	32	Deputy director of investment activities	Board of Directors
Mihail Romanovsky	36	Head of marketing department	Board of Directors

None of the events listed in Item 401(f) of Regulation S-K has occurred during the past ten years that is material to the evaluation of the ability or integrity of any of our directors, director nominees or executive officers.

General Meeting of Shareholders

The General Meeting of Shareholders makes the election of Board of Directors, and other significant decisions (such as additional shares emission, major deals, Company’s strategy and others). There is a formal requirement under the Company’s Charter mandating that we shall hold an annual meeting of our shareholders to, among other things, elect our directors.

Director

Performs main operational activities, appointed by the Board of Directors and General Meeting of Shareholders.

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Board of Directors and Board Committees

Composition of Board; Risk Oversight

Our Board of Directors presently consists of 3 directors. Pursuant to our Charter, our officers will be elected by and serve at the discretion of the board and the Director. Our directors are not subject to a term of office and hold office until such time as they resign or are removed from office by resolution of our shareholders. A director will be removed from office automatically if, among other things, the director becomes bankrupt or makes any arrangement or composition with his creditors, or becomes physically or mentally incapable of acting as director. Except as noted above, there are no family relationships between any of our executive officers and directors. Officers are elected by, and serve at the discretion of, the board of directors. Our board of directors shall hold meetings on at least a quarterly basis.

Our board plays a significant role in our risk oversight. The board makes all relevant Company decisions. As such, it is important for us to have our Chief Executive Officer work in tight cooperation with the board as he plays key roles in the risk oversight or the Company. As a smaller reporting company with a small board of directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Duties of Directors

Under Belarusian law, our directors have a duty of loyalty to act honestly in good faith with a view to our best interests. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our Charter. A shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Board Committees

The Audit Committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The Compensation Committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The Nominating Committee of the board is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues. The nominating committee considers diversity of opinion and experience when nominating directors.

Audit Committee

The Audit Committee will be responsible for, among other matters:

●	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;

●	discussing with our independent registered public accounting firm the independence of its members from its management;

●	reviewing with our independent registered public accounting firm the scope and results of their audit;

●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

●	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

●	coordinating the oversight by our board of directors of our code of business conduct and our disclosure controls and procedures

●	establishing procedures for the confidential and or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and

●	reviewing and approving related-party transactions.

Our Audit Committee is elected and assigned by General Meeting of Shareholders.

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Code of Business Conduct and Ethics

Our board has adopted a code of business conduct and ethics that applies to our directors, officers and employees. A copy of this code is available upon request.

Duties of Directors

Under Belarusian law, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our Charter. We have the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our Board of directors and General Meeting of Shareholders include, among others:

●	appointing officers and determining the term of office of the officers;

●	authorizing the payment of donations to religious, charitable, public or other bodies, clubs, funds or associations as deemed advisable;

●	exercising the borrowing powers of the company and mortgaging the property of the company;

●	executing checks, promissory notes and other negotiable instruments on behalf of the company; and

●	maintaining or registering a register of mortgages, charges or other encumbrances of the company.

Interested Transactions

A Director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A Director must promptly disclose the interest to all members of Board of directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Qualification

A director is not required to hold shares as a qualification to office.

Executive Compensation

Summary Compensation Table

The following table shows the annual compensation paid by us for the years ended December 31, 2017 and December, 31, 2018. Statements are in US Dollars, based on average yearly conversion rate BYN-USD.

Name/principal position	Year	Salary	Equity Compensation	All Other Compensation	Total Paid
Nikolai Grebenkine (joined Company in 2018)	2017	-	-	-	-
Kseniya Pihlblad (joined Company in 2018)	2017	-	-	-	-
Pavel Sivayev (joined Company in 2018)	2017	-	-	-	-
Ekaterina Samedova	2017	$4410	-	-	$4410
Mihail Romanovsky (joined Company in 2018)	2017	-	-	-	-
Nikolai Grebenkine	2018	$51563	-	-	$51563
Kseniya Pihlblad	2018	$20557	-	-	$20557
Pavel Sivayev	2018	$26732	-	-	$26732
Ekaterina Samedova	2018	$46188	-	-	$46188
Mihail Romanovsky	2018	$107433	-	-	$107433

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Employment Agreements

EMPLOYMENT Contract № 7

Limited liability company «Aetsoft» (hereinafter referred to as «the Employer»), represented by the Director Ekaterina Samedova, acting on the basis of the Charter, on the one side, аnd Citizen of the Republic of Belarus Pihlblad Kseniya (hereinafter «the Employee») on the other side, according to Article 1 of the Decree of the President of the Republic of Belarus of 26.07.1999 № 29 and Regulations on the Hi-Tech Park, approved by the Decree of the President of the Republic of Belarus № 8 dated December 21, 2017 have concluded the contract as follows:

1. SUBJECT AND THE TERM OF THE Contract

1.1. The Employee is recruited for the position of manager for foreign economic relations.

1.2. The Employee’s working place is Limited liability company «Aetsoft» (the Republic of Belarus, Minsk city, Zheleznodorozhnaia str., 33A/1-6).

1.3. The Contract is concluded from 01.06.2018 till 31.05.2019.

1.4. The Employee is recruited at the principal place of work on conditions of full-time employment.

2. EMPLOYEE’S RIGHTS AND OBLIGATIONS

2.1. The Employee has the right to:

2.1.1. work in the position according to the conditions defined by the Contract, job description and the internal work regulations adopted by the Employer;

2.1.2. get salary timely and in the amount determined by the Contract;

2.1.3. annual paid leave, daily and weekly rest;

2.1.4. social insurance, pension and guarantees in case of an occupational disease, industrial injury, disability or job loss as provided for by the legislation of the Republic of Belarus;

2.1.5. protection, including judicial protection, of economic and social rights and interests;

2.1.6. realization of other rights according to the legislation of the Republic of Belarus and the Contract.

2.2. The Employee undertakes to:

2.2.1. work conscientiously and professionally;

2.2.2. fulfill duties arising out of the Contract and stipulated in the job descriptions, fulfill terms and conditions of the Contract;

2.2.3. follow oral and written instructions of the immediate supervisor;

2.2.4. observe internal work regulations adopted by the Employer, and other documents establishing the rules of working discipline;

2.2.5. treat the Employer’s property with care, including construction materials, instruments and equipment handed over to the Employee for official use and working purposes according to the Contract on full individual material liability and other documents (acts of transfer, registers etc.) and to other property of the Employer In case of termination of the employment (termination of the Contract) the Employee undertakes to immediately return to the Employer all the property belonging to the Employer that was handed over to the Employee for work performance during his employment or which were acquired by him in any other way;

2.2.6. not to use the Employer’s property for his personal or third party purposes;

2.2.7. comply with the procedure of storing documents, materials and funds established by the Employer;

2.2.8. not to disclose the information that constitutes office and trade secret of the Employer as well as confidential information;

2.2.9. immediately notify the Employer of any changes of circumstances which can seriously influence the employment relations, in particular of the change of the residence address, passport information, etc.;

2.2.10. report to the Employer immediately in case of illness and/or inability to work;

2.2.11. notify the Employer in writing of the decision to extend or to cease employment relations not later than one month before the expiration date of the Contract;

2.2.12. maintain the qualification needed for efficient performance of job duties;

2.2.13. observe requirements for labor protection, and also rules of conduct in the territory of the organization, in production, auxiliary and household rooms;

2.2.14. observe the rules of labor protection, specified in the collective agreement, the employment Contract, job duties, internal work regulations;

2.2.15. use and correctly the means of individual protection provided and in case of their absence to notify the immediate supervisor or other authorized official of the Employer immediately;

2.2.16. have medical examinations, training, and examination concerning labor protection in accordance with the procedure established by the legislation;

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2.2.17. render assistance and to cooperate with the Employer to provide healthy and safe working conditions, to inform the immediate supervisor or other authorized official of Employer about the malfunction of the equipment, tools, adaptations, vehicles, means of protection, on health deterioration immediately;

2.2.18. report to the Employer immediately about any situation threaten life and health of employees and people around the accident, to render assistance to the Employer in taking measures to rendering the necessary help to the victims and their delivery in the organization of health care;

2.2.19. create intellectual property items, including intellectual work, in particular, the software (in particular, for the mobile platforms, web-platforms, social nets, other information resources and systems);

2.2.20. fulfill other duties according to the legislation of the Republic of Belarus and the Contract.

3. EMPLOYER’S RIGHTS AND OBLIGATIONS

3.1. The Employer is entitled to:

3.1.1. request that the Employee carefully and diligently fulfills all professional functions as determined by the Contract, job description and instructions of the Employer;

3.1.2. encourage the Employee for diligent and efficient work;

3.1.3. reprimand the Employee for misconduct in cases of committing disciplinary offenses;

3.1.4. terminate the Contract in the order and on the grounds set out by the legislature of the Republic of Belarus;

3.1.5. send the Employee to business trips for fulfilling his/her job duties;

3.1.6. reduce or cancel any/all of the Employee’s bonuses regardless of reprimanding for absence at the workplace, delay or failure to perform job duties without a reasonable excuse, for use of the Employer’s property for personal purposes;

3.1.7. reduce the Employee’s labor holiday’s duration by number of days of truancy or intentional failure to perform his job duties for more than three hours during the working day without a valid reason;

3.1.8. submit claims to court for protection of rights;

3.1.9. to change the essential conditions of work (including the wage system) in case the Employee applies to the Employer with an application for the payment of deductions to the Social Welfare Fund of the Republic of Belarus from all his income (sound economic reasons) (sec. 3.2.8 of the Contract).

3.1.10. exercise other rights according to the legislation of the Republic of Belarus and the Contract.

3.2. The Employer undertakes to:

3.2.1. conscientiously and fully fulfill terms and conditions of the Contract;

3.2.2. respect the Employee’s rights provided by the Contract and legislation.

3.2.3. provide the Employee with the work specified by the Contract, provide secure working conditions, equip the Employee’s workplace in accordance with the rules of occupational health and safety regulations;

3.2.4. provide the Employee with all the materials and equipment, which are necessary for fulfilling job duties under this Contract;

3.2.5. timely pay the Employee’s salary, stipulated by the Contract;

3.2.6. arrange qualifying evaluation of the Employee not less than once in three years unless otherwise stipulated by the President of the Republic of Belarus;

3.2.7. notify the Employee in writing of the decision to extend or to cease employment relations not later than one month before the expiration date of the Contract;

3.2.8. provide the Employee with obligatory insurance, to effect contributions to pension fund to insure payments of allowances and pensions stipulated by current legislation of the Republic of Belarus.

Deductions to the Social Welfare Fund of the Republic of Belarus are accrued from the average salary of employees of the Republic of Belarus, in accordance with the current legislation for resident organizations of the High Technology Park. According to the Employee’s application, deductions to the Social Welfare Fund of the Republic of Belarus can be paid from all his income.

3.2.9. provide training or retraining of the Employee in the cases and order as determined by the legislation, local normative acts;

3.2.10. provide safe and healthy working conditions.

4. REMUNERATION

4.1. The Employee is recruited under the following payment conditions:

the official salary of the Employee is the amount in belarusian rubles equivalent to 375 USD (three hundred and seventy five) at the rate of the National Bank of the Republic of Belarus, established on the last day of the month for which payment is made. The Employee’s official salary includes:

4.1.1. fixed tariff rate in accordance with the Regulations on wages and staffing, ratified by the Employer;

4.1.2. rise of the tariff rate in the amount of 25% as the additional motivation measure for Contractual employment form.

4.2. The salary is paid in monetary units of the Republic of Belarus.

4.3. Date of payroll calculation is the last calendar day of month.

4.4. If the terms of payment of salary coincide with state holidays, holidays or weekends, wages are paid on the last working day preceding the state holiday, a holiday or a day off.

4.5. The average earnings for the period of labor leave are paid by the Employer no later than one working day before the start of the leave.

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4.6. Payment for work at night, overtime, public holidays, holidays and weekends is made in an increased amount under the rules established by Articles 69 and 70 of the Labor Code of the Republic of Belarus.

4.7. In regard to fulfillment of parameters set out by local normative acts the Employer may pay to the Employee a bonus. The procedure of paying bonuses and their size are regulated by the local normative acts of the Employer.

Violation of labor discipline can form the basis for deprivation of the Employee of all bonus payments or their part.

4.8. Other kinds of payments, may be paid to the Employee according to the legislation, collective agreement, the Contract or the local legal acts of the Employer.

4.9. The salary is paid to the Employee once a month not later than the 15th day of each next month in cash or by bank transfer to the account of the Employee opened in a bank which holds the respective license of the National Bank of the Republic of Belarus or by issuing cash in the manner prescribed by the legislation of the Republic of Belarus.

4.10. The size of the Employee’s salary can vary depending on the staffing table, as well as it can be changed by the agreement of the Parties or under initiative of any Party according to the rules of legislation.

5. WORKING TIME AND VACATION

5.1. The Employee shall work in the full-time working regime: 40-hour working week with 2 days off per week (Saturday and Sunday).

5.2. The time of working day’s beginning – 9.00.

5.3. The time of working day’s ending – 18.00.

5.4. The time for the break for rest and food – from 13.00 to 14.00.

5.5. Rest on weekends and public holidays is guaranteed to the Employee in accordance with the legislation of the Republic of Belarus.

5.6. Annual paid labor holiday of 26 calendar days is granted to the Employee:

- the basic holiday 24 calendar days;

- additional incentive holiday 1 calendar day for work under the Contract.

- additional holiday 1 calendar day for irregular working schedule.

5.7. Labor holiday can be given to the Employer in parts during the working year as agreed on with the Employer. One part of the labour holiday may not be less than 14 days.

5.8. The Employee may be given other types of holiday according to the legislation.

The Employee may be granted short-term holiday without payment (in accordance with Article 190 of the Labor Code of the Republic of Belarus) for a period of more than 30 calendar days in consultation with the Employer.

6. GROUNDS AND ORDER OF AMENDMENT AND TERMINATION OF THE Contract

6.1. The Contract shall be changed only with the written consent of the parties unless otherwise provided by labor legislation. In case of change of the labor legislation, the conditions of the employment Contract shall be brought in line with the legislation.

6.2. Amendments and additions to the Contract are to be made in writing (with indication of the Parties and their information), in the form of an Appendix attached hereto as an integral part of the Contract.

6.3. If the Parties fail to reach an agreement on amendment of the Contract, this cannot be considered a ground for its early termination.

6.4. All other questions of amending the Contract are regulated by labour legislation.

6.5. The Contract may be terminated in the following cases:

6.5.1. expiration of the term of the Contract;

6.5.2. mutual agreement of the Parties;

6.5.3. violation of labour discipline made be the Employee if this may lead to dismissal according to the legislation;

6.5.4. termination of the Contract by the Employee in cases stipulated by Labor Code of the Republic of Belarus and other acts of labour legislation of the Republic of Belarus;

6.5.5. the transfer of the Employee with his consent to other employer or transition to an elective office;

6.5.6. refusal of the worker to transfer to other district together with the employer; refusal of further work in connection with change of essential working conditions, and also refusal of further work in connection with change of the owner of property and (or) reorganization of the Company;

6.5.7. on the circumstances beyond the reasonable control of Parties

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6.6. The Contract can be terminated prior to its expiry date pursuant to the procedure and grounds defined by the effective labor legislation as well as:

6.6.1. upon the initiative of the Employer on the additional basis defined by the legislation following violations of the work commitments by the Employee, namely:

- failure to comply with the procedure and time limits for salary, pension and (or) benefits payments without reasonable excuse;

- infliction of the property damage while performance of the employment duties to the state, legal entities and (or) private individuals defined by the effective court decision or decision on imposition of administrative responsibility which is approved by another authorized governmental body (official);

- repeated failure (two and more times within 6 month) to comply with the procedure for handling with public appeals;

- illegal bringing to responsibility;

- repeated failure (two and more times within 6 month) to provide full and reliable data to the authorized bodies;

- failure to take actions for timely receipt of revenues under the export agreements or goods paid under the import or barter agreements;

- failure to enforce labor discipline to the subordinate employees as well as suppression of violation of labor and performance discipline or failure to hold offenders liable upon the procedure defined by the legislation for such violations;

- drinking, drug and other toxic substances use during working hours or at work;

- violation of labor protection rules and occupational safety resulting in the injury or death of another employee;

- failure to take actions to correct deficiencies revealed as well as to reimburse material damage caused to the state following breach of effective legislation without reasonable excuse and within the term defined by the rules and regulations of law-enforcement and regulating authorities;

6.6.2. upon the requirement of the Employee in the event of non-performance or unduly performance of the Contract due to the Employer’s fault. In this case the Employer shall pay to the Employee minimal compensation in the amount of three average monthly salaries for worsening its legal status. If the Employee has attained the retiring age and has the right for full pension as well as if the Employee has not attained the stated age but receives pension (but for the disability retiring pension, survivor pension and social pension) the defined compensation is not paid.

6.7. In case of termination of the Contract the Employee must in advance transfer all materials, instruments, equipment and other property transferred to him by the Employer for performance of his job duties. Transfer of the property shall be made within the period of time determined by the Employer but not later than one day before the Employee’s last working day.

7. CONFIDENTIALITY

7.1. The Employee agrees at all times during the term of the employment and within 5 (five) years thereafter to hold in strictest confidence, and not to use except for the benefit of the Employer or to disclose to any person, firm, corporation or any other entity, without prior written authorization of the Employer, any Confidential Information of the Employer. Employee understands that «Confidential Information» means any and all Employer proprietary information, technical data, office and trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Employer on whom Employee called or with whom Employee became acquainted during the term of employment), markets, software, databases, algorithms, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, costs, pricing, discount practices, marketing, finances or other business information which Employee developed or which were disclosed to Employee by the Employer either directly or indirectly in writing, orally or by drawings or observation of operation of software, parts or equipment. Employee further understands that Confidential Information does not include any of the foregoing items, which has become publicly known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved.

7.2. The Employee undertakes not to take actions for obtaining the information which is a Confidential Information of the Employer, if it is not connected with his employment duties; to report immediately to the direct supervisor all facts of illegal acquaintance with information (including Confidential Information of the Employer), and (or) the information (Confidential Information of the third parties if the Employer has got access), the facts of illegal use of these information, the facts of disclosure or threatened of disclosure of such information, and also about requests to access trade secrets and other Confidential Information from government bodies and other third parties.

7.3. The Employee undertakes to provide to the Employer the information which is the result of his intellectual activity performed according to his job duties and/or according to the Contract, and intended for publication or other disclosure of the information to third parties, for an assessment of belonging of this information to category confidential; don’t make the documents containing confidential information without special task; don’t make changes and copies of the documents, other carriers of confidential information containing in PC without the Employer’s agreement; not to bring the specified confidential information to the PC monitors without the special Employer’s agreement.

7.4. In case of disclosure of Confidential Information in violation of this Contract, the Parties are obliged to compensate the damages incurred and are liable for the disclosure as stipulated by the applicable (labor, civil etc.) legislation of the Republic of Belarus.

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7.5. The Parties of the Contract may additionally conclude a non-disclosure agreement, however absence of such an agreement or other Contracts does not relieve the Parties of responsibility for the disclosure of the information.

7.6. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of employment with the Employer. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Employer. The records will be available to and remain the sole property of the Employer at all times.

7.7. In case of employment Contract termination, irrespective of the reason for employment termination, the Employee agrees that, at the time of leaving the employ of the Employer, Employee will deliver to the Employer (and will not keep in Employee’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to the employment with the Employer or otherwise belonging to the Employer, its successors or assigns.

8. THE LEGAL REGULATION OF THE INTELLECTUAL WORK MADE BY THE EMPLOYEE

8.1. An Intellectual work under the Contract is particularly the following:

- any results of creative activity of the Employee (including, without limitation, computer programming code, graphics designs, any other designs, software interfaces, including, without limitation, graphical user interfaces, in particular for mobile platforms, web-platforms, social nets, other information resources and systems);

- any creative or technical solution of any problem or task, invention, improvement or enhancement in any technical field, including, without limitation, math, algorithms or computer programming, irrespective of whether or not it possesses novelty, inventive step and industrial applicability (hereinafter referred to as invention);

- the technical solution relating to devices, being new and industrially applicable (hereinafter referred to as utility model) and

- the artistic or design solution of a product appearance, being new and original (hereinafter referred to as an design invention).

Hereinafter, invention, utility model, design invention are also referred to as industrial properties.

8.2. The Intellectual work created by the Employee is a work for hire if corresponds with any of the following criteria:

* Intellectual work is the result of Employer’s task performance by the Employee, on condition that such Employee’s activity is one of this job duties according to the Contract. The Employer’s work task is the personal task to create a material of a certain subject and a genre, determining the term of delivery of material for publication. The Employer’s work task can be given in a written, or oral form, or using the e-mail, Skype, Viber (other computer VoIP programs), messengers, control systems of projects, repositories, the director, the project manager, also by the other person authorized by the Employer.

* Intellectual work is created by the Employee on his own initiative according to the offer or with the knowledge of the Employer within the Employee’s working hours and the workscope which he is obliged to perform according to the Contract, using information provided by Employer to the Employee and (or) by means of the Employer. In particular, the necessity of work creation can be evident from the situation (for example, the necessity of correction of the software made with a mistake or creation of a patch to the software).

* Intellectual work, which is an Industrial property, is considered to be a work for hire if it is related to the Employer’ line of business and, the Employee’s activity that led to its creation is within Employee’s job duties, or such Intellectual work is created in the course of performance of a specific job task suggested by the Employer or in the course of creation of such Intellectual work the information, equipment, supplies or facilities of the Employer were used by the Employee.

8.3. The project materials obtained during the software creation, which were not included in the created software are independent Intellectual works if they meet criteria of section 8.1.

8.4. All the exclusive rights in the Intellectual work that is work for hire shall be the sole and exclusive property of the Employer from the time of its creation, and Employee does hereby irrevocably assign all Employee’s right, title and interest in such Intellectual work to the Employer.

8.5. The parties unambiguously understand that the Intellectual work creation is part of the Employee’s job duties and such creation is fully compensated by a Employee’s regular salary. The Employee agrees, that he has no right to demand remuneration, in additional to the Employee’s regular salary for use of intellectual work excepting the following: if the Employer get a patent for industrial property made by Employee, or decide to save it as a secret or on transfer the right to get the patent to the third person, or won’t get the patent according to the application submitted for the reasons depending on the Employer, the Employee has the right for remuneration in the minimum size set by the legislation of Republic of Belarus.

8.6. The Employer has an exclusive legal right to use and dispose of the Intellectual work at his discretion in any form and any way, in particular Employer has the right to make any necessary changes, reductions and additions and to license or dispose of the Intellectual work on any terms without consent of the Employee.

8.7. The Employee has no right to transfer the intellectual work to third persons without the Employer’s prior written consent and also has no right to interfere with the Employer to publish office work.

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8.8. The personal non-property (moral) rights in the Intellectual work belong to the Employee. The Employee exercises his right to a name by requiring to use Intellectual works without a name of the author.

8.9. The Employee warrants and represents to the Employer that during the creation of Intellectual work he will not violate the right of the third parties, in particular, will not use the objects exclusive rights on which belong to the third parties without their consent to use such objects. The parties understand that violation of this abovementioned duty is gross violation of job duties and can be the basis for dismissal of the Employee. The parties also understand that violation of the duty specified in the point can cause damage to the Employer.

8.10. The Employee, who created the Intellectual work is obliged to notify the Employer promptly in writing. The notice shall be signed by the Employee and shall contain a full and detailed description of the created Intellectual work disclosing it sufficiently for determination of its suitability in Employer’s business. In addition, the Employee should hand over to the Employer any and all materials necessary for registration of such Intellectual work (the industrial property). The Employer, in its sole discretion, has a right to demand any additional information or materials relating to the Intellectual work from the Employee.

8.11. The right to get the patent for the industrial properties created by the Employee belongs to the Employer. The Employee undertakes to assist Employer in getting a patent at very possible way. The right to sign of the application and other necessary documents, to submit abovementioned documents to the registering body belongs to the Employer. The Employee is obliged to sign all the documents necessary to get a patent.

If the Employer is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any patents or copyright registrations covering industrial properties or original works of authorship assigned to the Employer as above, then Employee hereby irrevocably designates and appoints the Employer to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

8.12. The Employer is entitled to make the decision on preservation the industrial property in secret or on transfer of the right to get patent to the third person.

8.13. Exclusive right to Intellectual work will not go to the Employee, if the Employer within five years from the date when it took over the exclusive right to Intellectual work, does not begin to use this Intellectual work or does not give exclusive rights to this Intellectual work to another person.

9. PARTIES RESPONSIBILITY

9.1. The Employee bears full responsibility for his/her actions or failure to act during the employment period with the Employer.

9.2. For improper fulfillment or failure to fulfill his job duties the Employee may be brought to disciplinary responsibility with application of any measures stipulated by law.

9.3. The Employee is dismissed and the Contract is terminated prematurely in particular, in the case of truancy or non-fulfillment of job duties. The order of dismissal as well as the order and other grounds for dismissal are established by the legislation.

9.4. The Employer is brought to disciplinary responsibility under the Employer’s order.

9.5. In case of violation of working discipline the Employer may be denied in whole or in part of additional rights, guarantees and benefits, established by the Employer. In particular the following measures may be applied to the Employee for a disciplinary breach: bonuses reduction, change of the terms of labor holidays and other measures.

9.6. The Employee shall be liable for wrongful culpable damages incurred to the Employer while fulfilling his job duties in the order and on terms established by the legislation.

9.7. The Employee accepts full liability for damages incurred to the Employer by culpable wrong application, exploitation or storage of property or money, their theft or destruction.

9.8. The Parties may additionally conclude an agreement on full material liability. However, absence of such an agreement does not relieve the Employee of the responsibility for damages incurred to the Employer.

10. MISCELLANEOUS

10.1. The Contract comes into force on the date mentioned in Article 1.3. hereof and is in effect until its expiration or termination upon mutual agreement of the Parties or on other grounds provided by legislation. However, any and all Employee’s obligations under sections 7 and 8 shall survive the termination and expiration of the Contract.

10.2. All disputes with respect to fulfillment of the Contract terms, validity of its termination will be settled by means of negotiations between the Parties. If the Parties do not come to an agreement, all disputable matters shall be settled in a court according to the legislation of the Republic of Belarus.

10.3. The Contract is made and signed in two identical copies – one for each party. Both copies are equally valid.

10.4. The Contract is made in Russian and English, the content of the Contract is clear to the Employee. In case of discrepancies arising from different interpretation of the provisions of the сontract in the English and Russian languages, the Russian version of the Contract has the interpretation priority.

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10.5. By signing this Contract, the Employee:

- agrees to use personal information about him (including photos, videos, etc.) for the needs of the Employer (publication on the Employer’s website, social networks, presentations, commercial offers, information resources of the Hi-Tech Park and etc.), as well as disclosure of information to the partners of the Employer, which providing him legal services related to personnel and (or) military records, etc.;

- confirms that he is acquainted with the rules of internal work regulations, job duties (labor function), the regulations on remuneration of labor, the workplace, time and working conditions at the Employer.

11. Addresses and details of the parties

EMPLOYER

The Limited Liability Company «Aetsoft»

Registration number 192209462

Legal address: Zheleznodorozhnaia str., 33A/1-6, Minsk city, the Republic of Belarus.

Director

Ekaterina Samedova

EMPLOYEE

The citizen of Ukraine

Pihlblad Kseniya

passport number ЕЕ 865581 issued on

Identification number: 3019106322

address of registration:

Pihlblad Kseniya

a copy of this employment contract received):

_______________________Pihlblad Kseniya

«_____» ___________________ 2018

Limitation on Liability and Other Indemnification Matters

The Companies Law does not limit the extent to which a Charter may provide for indemnification of officers and directors, except to the extent any such provision may be held by Belarus courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Charter permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty of such directors or officers willful default of fraud. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Director Compensation

All directors hold office until the next annual meeting of shareholders (or extraordinary General meeting) until their successors have been duly elected and qualified. There are no family relationships among our directors or executive officers. Officers are elected by and serve at the discretion of the Board of Directors. Employee directors do not receive any compensation for their services.

RELATED PARTY TRANSACTIONS

There are no Related Party Transactions

PRINCIPAL STOCKHOLDERS

The following tables set forth certain information with respect to the beneficial ownership of our common shares and as adjusted to reflect the sale of the common shares offered by us in our initial public offering, for:

●	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding common shares;

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●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

	Beneficial Ownership Prior to Offering (1)		Beneficial Ownership After Offering (1)
Name of Beneficial Owner	Common Shares	Percentage	Percentage
Nikolai Grebenkine	240,000,000	100%	90%

As of December 19, 2019 there was 1 holder of record entered in our share register, of which no holders were U.S. residents. The number of individual holders of record is based exclusively upon our share register and does not address whether a share or shares may be held by the holder of record on behalf of more than one person or institution who may be deemed to be the beneficial owner of a share or shares in our company.

To our knowledge, no other shareholder beneficially owns more than 5% of our shares. Our company is not owned or controlled directly or indirectly by any government or by any corporation or by any other natural or legal person severally or jointly. Our major shareholders do not have any special voting rights.

DESCRIPTION OF SHARE CAPITAL

We are a Belarusian company and our affairs are governed by our Certificate of Incorporation of Belarus, which we refer to as the Companies Law below. As of the date hereof, our common shares have a par value of BYN 0.01 per share. As of December 19, 2019, there are 240,000,000 common shares issued and outstanding. The following are summaries of material provisions of our Charter and the Companies Law insofar as they relate to the material terms of our common shares.

Common Shares

Dividends. The holders of our common shares are entitled to such dividends as may be declared by our General Meeting of Shareholders. Our Charter provide that our General Meeting of Shareholders may declare and pay dividends if justified by our financial position and permitted by law.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each common share is entitled to one vote. Voting at any meeting of shareholders is by show of hands unless voting by way of a poll is required by the rules of any stock exchange on which our shares are listed for trading, or a poll is demanded by the chairman of such meeting or one or more shareholders holding not less than 10% of the total voting rights of all shareholders having the right to vote at the meeting. A quorum required for a meeting of shareholders consists of one shareholder who holds at least one-third of our issued voting shares. Shareholders’ meetings shall be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of our board of directors or upon a requisition of shareholders holding at the date of deposit of the requisition not less than 40% of the aggregate share capital of our company that carries the right to vote at a general meeting, in which case an advance notice of at least 5 clear days is required for the convening of our annual general meeting and other general meetings by requisition of the shareholders. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the common shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the common shares cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our Charter.

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Transfer of Common Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her common shares by an instrument of transfer in the usual or common form or any other form according to our Charter and the Companies Law.

Redemption of Common Shares. The Companies Law and our Charter permit us to purchase our own shares. In accordance with our Charter and provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner, provided the requirements under the Companies Law have been satisfied, including out of capital, as may be determined by our board of directors.

Inspection of Books and Records. Holders of our common shares have no general right under our Charter to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements.

Issuance of Additional Shares. Our Charter authorizes our General Meeting of Shareholders to issue additional common shares from time to time as our General Meeting of Shareholders shall determine.. Our Charter also authorizes our General meeting of Shareholders to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

●	the designation of the series to be issued;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our General Meeting of Shareholders may issue preference shares.. Issuance of these shares may dilute the voting power of holders of common shares.

Anti-Takeover Provisions. Some provisions of our Charter may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our General Meeting of Shareholders to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares.

Indemnification of Directors and Executive Officers and Limitation of Liability. The Companies Law does not limit the extent to which a company’s Charter may provide for indemnification of officers and directors, except to the extent any such provision may be held by Belarus courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Charter permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty of such directors or officers willful default of fraud. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Belarus law and our articles of Incorporation provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. The Companies Law provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in Charter. Our Charter allow our shareholders holding not less than 40% of all voting power of our share capital in issue to requisition a shareholder’s meeting. Other than this right to requisition a shareholders’ meeting, our Charter do not provide our shareholders other right to put proposal before a meeting.

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Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the Charter provides otherwise. Under our Charter, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the Charter provides otherwise. As permitted by the Companies Law, our Charter may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Charter on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Charter governing the ownership threshold above which shareholder ownership must be disclosed, but under the Companies Law, the information about our shareholders must be disclosed to the Depository.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common shares in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares that may be sold in the future.

Upon the completion of this offering, we will have outstanding 265,000,000 common shares. The amount of shares outstanding upon completion of this offering assumes no exercise of the underwriters’ option to purchase additional shares. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders.

Rule 144

Common shares held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, as well as shares held by our current stockholders, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, beginning 90 days after our Form F-1 Registration Statement becomes effective, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of common shares then outstanding, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the common shares during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

TAXATION

The following summary of Belarus and U.S. federal income tax consequences of an investment in our common shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our common shares, such as the tax consequences under state, local and other tax laws.

General

The following is a summary of the material U.S. federal income tax consequences of owning and disposing of our ordinary shares. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our shares that is for U.S. federal income tax purposes:

●	an individual citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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●	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our shares is not described as a U.S. Holder in one of the four bullet points above and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading “Tax Consequences to Non-U.S. Holders of Common Shares.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to us or to any particular holder of our shares based on such holder’s individual circumstances. In particular, this discussion considers only holders that own our shares as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

●	financial institutions or financial services entities;

●	broker-dealers;

●	taxpayers who have elected mark-to-market accounting;

●	tax-exempt entities;

●	governments or agencies or instrumentalities thereof;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	certain expatriates or former long-term residents of the United States;

●	persons that actually or constructively own 5% or more of our voting shares;

●	persons that acquired our shares pursuant to the exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;

●	persons that hold our shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

●	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) in respect of our shares and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of such shares will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (or “IRS”), or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with one or more aspects of the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

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BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF OUR SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT WITH ITS TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND APPLICABLE TAX TREATIES.

Tax Consequences to U.S. Holders of Common Shares

Taxation of Distributions Paid on Common Shares

Subject to the passive foreign investment company (or “PFIC”), rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our common shares. A cash distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Any distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its common shares and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such common shares.

Taxation on the Disposition of Common Shares

Upon a sale or other taxable disposition of our common shares, and subject to the PFIC rules discussed below, a U.S. Holder should recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common shares. Capital gains recognized by U.S. Holders generally are subject to U.S. federal income tax at the same rate as ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum rate of 20%. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the common shares exceeds one year. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. Based on our current composition and assets, we do not expect to be treated as a PFIC under the current PFIC rules. Our PFIC status, however, will not be determinable until after the end of each taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. If we are determined to be a PFIC and a U.S. Holder did not make either a timely qualified electing fund (or “QEF”), election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) common shares, or a mark-to-market election, as described below, such holder generally will be subject to special rules with respect to:

●	any gain recognized by the U.S. Holder on the sale or other disposition of its common shares; and

●	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the common shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the common shares).

Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the common shares;

●	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

●	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

●	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year of the U.S. Holder.

35

In general, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our common shares by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. There can be no assurance, however, that we will pay current dividends or make other distributions sufficient for a U.S. Holder who makes a QEF election to satisfy the tax liability attributable to income inclusions under the QEF rules, and the U.S. Holder may have to pay the resulting tax from its other assets. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to our common shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares), any gain recognized on the appreciation of our common shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of a PFIC’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to those U.S. Holders who made a QEF election. The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that our company is a PFIC will generally apply for subsequent years to a U.S. Holder who held common shares while we were a PFIC, whether or not we meet the test for PFIC status in those years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our common shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any taxable year of ours that ends within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and the U.S. Holder holds (or is deemed to hold) our common shares, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a purging election, and pays the tax and interest charge with respect to the gain inherent in such shares attributable to the pre-QEF election period.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) shares in us and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its common shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its common shares at the end of its taxable year over the adjusted basis in its common shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its common shares over the fair market value of its common shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its common shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the common shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our common shares under their particular circumstances.

36

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or will be able to cause the lower-tier PFIC to provide the required information. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs. If a U.S. Holder owns (or is deemed to own) shares during any year in a PFIC, such holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is made). The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our common shares should consult their own tax advisors concerning the application of the PFIC rules to our common shares under their particular circumstances.

Tax Consequences to Non-U.S. Holders of Common Shares

Dividends paid to a Non-U.S. Holder in respect to its common shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our common shares, unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to tax in the same manner as for a U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our common shares within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our common shares by a non-corporate U.S. Holder to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, backup withholding of United States federal income tax, currently at a rate of 28%, generally will apply to dividends paid on our common shares to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of shares by a non-corporate U.S. Holder, in each case who (a) fails to provide an accurate taxpayer identification number; (b) is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements. A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Individual U.S. Holders may be required to report ownership of our common shares and certain related information on their individual federal income tax returns in certain circumstances. Generally, this reporting requirement will apply if (1) the common shares are held in an account of the individual U.S. Holder maintained with a “foreign financial institution” or (2) the common shares are not held in an account maintained with a “financial institution,” as such terms are defined in the Code. The reporting obligation will not apply to an individual, however, unless the total aggregate value of the individual’s foreign financial assets exceeds US$50,000 during a taxable year. For avoidance of doubt, this reporting requirement should not apply to common shares held in an account with a U.S. brokerage firm. Failure to comply with this reporting requirement, if it applies, will result in substantial penalties. In certain circumstances, additional tax and other reporting requirements may apply, and U.S. Holders of our common shares are advised to consult with their own tax advisors concerning all such reporting requirements.

37

ENFORCEABILITY OF CIVIL LIABILITIES

We incorporated in Belarus in order to enjoy the following benefits: (1) political and economic stability; (2) an effective judicial system; (3) a favorable tax system; (4) the absence of exchange control or currency restrictions; and (5) the availability of professional and support services.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of our operations are conducted outside the United States, and all of our assets are located outside the United States. All of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Brannelly Law, located at 12465 South Fort St. Suite 240 Draper, UT 84020, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Determination of Offering Price

Prior to this offering, there has not been a public market for our common shares. The public offering price of the common shares offered by this prospectus has been determined by us. Among the factors considered in determining the public offering price of the common shares were:

●	Our history and our prospects;

●	Our financial information and historical performance;

●	The industry in which we operate;

●	The status and development prospects for our products and services;

●	The experience and skills of our executive officers; and

●	The general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the common shares. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the common shares can be resold at or above the public offering price.

Listing

The common shares will be presented to OTC markets for a potential listing upon approval of this offering.

[Selling Restrictions Outside the United States]

Item 13.	Other Expenses of Issuance and Distribution

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the placement discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission, all amounts are estimates.

NONE

Total	$0

38

EXPERTS

Financial statements as of December 31, 2018 and 2017, respectively, and for the years then ended appearing in this prospectus, have been included herein and in the registration statement in reliance upon the report of SMAR Outsourcing Solutions LLC, an independent PCAOB registered public accounting firm (ID 6641, date of registration - December 17, 2019), appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We currently do not file periodic reports with the SEC. Upon closing of our initial public offering, we will be required to file periodic reports (including an annual report on Form 20-F, which we will be required to file within 120 days from the end of each fiscal year), and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description
1	Bylaws
2	Articles of Incorporation
3	Auditor Consent Form

39

SIGNATURES

Pursuant to the requirements of disclosure, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this offering statement to be signed on its behalf by the undersigned, Thereunto duly authorized, in the City of Minsk, Belarus, on December 23, 2019.

/s/ Nikolai Grebenkine
President

/s/ Kseniya Pihlblad
Director

40

F-1

Statement of Management’s Responsibility Regarding Financial Statements

The Management of the Company “AETSOFT” (hereinafter – the Company”) is responsible for preparing of the financial statements. The financial statements on pages F-6 to F-30 represent fairly the financial position of the Company as at 31 December 2018, the results of its operations, cash flows and changes in equity for the year ended 31 December 2018 in accordance with International Financial Reporting Standards.

The Management of the Company confirms that appropriate accounting policies have been used and applied consistently. Reasonable and prudent judgments and estimates have been made in the preparation of the financial statements. The Management of the Company also confirms that the financial statements have been prepared on a going concern basis.

The Management of the Company is responsible for development, implementation and functioning of the effective internal control system in all the companies of the Company, keeping proper accounting records, for taking necessary steps to safeguard the assets of the Company and to detect and prevent fraud and errors.

The financial statements for the year ended 31 December 2018 were approved on 7 March 2019 and signed on behalf of Management by:

Director	K. Pihlblad

Chief accountant	E. Zhyvitsa

F-2

SMAR outsourcing solutions

___________________ № _______________	Voronianskogo 7а, off 5, flor 6, 220039, Minsk

На № ______________ от _______________	UNP 193055659

To the owners and management of the Company “AetSoft”

Independent Auditor’s Opinion

Unqualified opinion

We have audited the accompanying financial statements of “AetSoft” LLC,for the purposes of these financial statements referred to as the Company (hereinafter – “the Company”; address: Ul. , Zheleznodorozhnaya.33A / 1 room 6, Minsk, 222089, Republic of Belarus) which comprise the statement of financial position as at 31 December 2018 and the financial statement of comprehensive income, the statements of cash flows and changes in equity for the year then ended and a summary of significant principles of accounting policies and other explanatory notes at pages from F-10 to F-30.

In our opinion the financial statements present fairly, in all material respects, the financial position of the Company as at 31 December 2018, its financial performance and changes of financial position, including its cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRS).

Basis for opinion

We conducted the audit in compliance with the requirements of International Standards on Auditing (ISA). Our responsibility in compliance with these standards is described below in paragraph “Auditor’s Responsibility for the Audit of the Financial Statements” of the present report. We are independent in relation to the audited entity in accordance with the independence requirements applicable to our audit of financial statements in the Republic of Belarus and the Code of Ethics for Professional Accountants of the International Ethics Standards Board for Accountants (IESBA Code). We also fulfilled our other ethical responsibilities in accordance with the requirements applicable in the Republic of Belarus and by IESBA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key audit issues

We have defined that there are no key issues to be reported in our auditor’s report.

Responsibilities of the Audited Entity for Preparation of the Financial Statements

The Management of the audited entity is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards, and the internal control of the audited entity relevant for preparation of the statements that are free from material misstatements whether due to fraud or errors.

F-3

In preparing the financial statements, the Management of the audited entity is responsible for assessing the ability of the audited entity to continue as a going concern, appropriateness of application of going concern principle, for disclosure, as appropriate, of information relating to going concern, unless the Management either intends to liquidate the audited entity or to cease operations or have no realistic alternative but to do so.

Those charged with governance are responsible for supervision of the audited entity’s financial statements preparation.

Auditor’s Responsibility for the Audit of the Financial Statements

Our goal is to obtain reasonable assurance that the financial statements of the audited entity are free from material misstatements, whether due to fraud or errors, and to issue auditor’s report including our opinion expressed in the prescribed form. Reasonable assurance is a high level of assurance but is not a guarantee that the audit conducted under International Standards on Auditing always discloses the material misstatement if any present. Misstatements may result from fraud or errors and are considered significant if it can reasonably be assumed that either individually or collectively they may affect the economic decisions of users made on the basis of the present financial statements.

Within the framework of the audit conducted in accordance with the requirements of International Standards on Auditing, we apply professional judgment and maintain professional scepticism throughout the audit. In addition, we perform the following:

●	identify and assess the risks of material misstatement of the financial statements, whether due to fraud or errors; design and perform audit procedures responsive to those risks; and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud generally implies availability of specially designed measures aimed at their concealment;

●	obtain understanding of the internal control system of the audited entity that is essential to the audit in order to develop audit procedures appropriate to the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control system;

●	evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made in statements;

●	conclude on the appropriateness of Management’s use of the going concern basis of accounting and, based on the audit evidence obtained, make conclusion whether a material uncertainty exists related to events or conditions that may cast significant doubt on the audited entity’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if there are no such disclosures or they are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the audited entity to cease to continue as a going concern;

●	evaluate the overall presentation, structure and content of the statements, including the disclosures, and whether the statements represent the underlying transaction and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

F-4

We also provide those charged with governance with a statement that we complied with all relevant requirements for independence and these individuals were informed about all relationships and other issues that can reasonably be considered as affecting the independence of the auditor, and, if necessary, with appropriate precautions.

We choose key audit issues from the questions provided to those charged with governance and disclose these issues in the auditor’s opinion (except the cases when disclosure of these issues is prohibited by the legislation or when we reasonably conclude that adverse consequences of disclosure of such information would exceed the advantages of its disclosure).

Alexander Kononov,

Director of

SMAR outsourcing solutions LLC

Maria Lemeza,

Director of Audit

Head of the audit group

Auditor’s entity:

SMAR outsourcing solutions Limited Liability Company;

Address: Voronianskogo 7а, off 5, flor 6, Minsk, 220039, Republic of Belarus;

Registered by the decision of Minsk Municipal Executive Committee as of 27 March 2018

UNP 100024856

Minsk, Belarus

21 March 2019

F-5

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

Statement of Comprehensive Income

	Notes	Year ended 31 December 2018	Year ended 31 December 2017

Revenue	10	2,586,343	365,707
Cost of sales	11	(1,115,749)	(148,892)
Gross profit		1,470,594	216,815
Commercial and administrative expenses	12	(809,163)	(64,728)
Other net operating (expenses)/income	13	744	23,888
Profit from operating activities		662,175	175,975
Net income / (loss) from transactions in foreign currencies		(25,731)	4,928
Profit before tax		636,444	180,903
Income tax		(9,832)	(16,852)
Total net profit for the period		626,612	164,051
Other comprehensive income		-	-
Total comprehensive income for the period		626,612	164,051

The accompanying notes on pages F-10 to F-30 form an integral part of these financial statements.

F-6

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

Statement of Financial Position

	Notes	31 December 2018	31 December 2017	1 January 2017
ASSETS
Non-current assets
Property, plant and equipment and construction in progress	14	1,097,744	583,878	8,193
VAT recoverable	16	19,030	982	1,517
Other non-current assets		1,659
Total non-current assets		1,118,433	584,860	9,710
Current assets
Inventories	15	401	35,318	3,343
Trade receivables	16	240,845	150,574	26,153
Cash and cash equivalents	17	149,556	38,233	1,871
Total current assets		390,802	224,125	31,367
Total assets		1,509,235	808,985	41,077
EQUITY AND LIABILITIES
Share capital	18	710,569	779	649
Retained earnings		566,693	(59,919)	(223,970)
Total equity		1,277,262	(59,140)	(223,321)
Short-term liabilities
Trade and other payables	19	204,197	844,162	264,112
Income tax liabilities			14,216
Other tax liabilities	20	27,776	9,747	286
Total short-term liabilities		231,973	868,125	264,398
Total liabilities		231,973	868,125	264,398
Total equity and liabilities		1,509,235	808,984	41,077

The accompanying notes on pages F-10 to F-30 form an integral part of these financial statements.

F-7

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

Statement of Changes in Equity

	Share capital	Retained earnings	Total equity
As at 1 January 2017	649	(223,970)	(223,321)
Total comprehensive profit for the period	-	164,051	164,051
Contributions to the share capital	130	-	130
As at 31 December 2017	779	(59,919)	(59,140)
Total comprehensive profit for the period	-	626,612	626,612
Contributions to the share capital	709,790	-	709,790
As at 31 December 2018	710,569	566,693	1,277,262

The accompanying notes on pages F-10 to F-30 form an integral part of these financial statements.

On behalf of the Management:

Director	K. Pihlblad

Chief accountant	E. Zhyvitsa

F-8

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

Statement of Cash Flows

	Year ended 31 December 2018	Year ended 31 December 2017
Cash on operating activities
Profit before tax for the period	636,444	180,903
Adjustments for:
- Depreciation and amortization	39,534	5,962
- Unrealized foreign exchange rate differences	3,312	13
- Income from fixed assets disposal	(744)
- Bad dept provision		(32,406)
Cash flow from operating activities before changes in operating assets and liabilities	678,546	154,472
Changes in current assets and liabilities:
- Changes in inventories	34,916	(31,974)
- Changes in trade and other receivables	(90,188)	(94,069)
- Changes in trade and other payables	(639,964)	582,637
- Changes in other assets	(18,048)	-
- Changes in other tax liabilities	18,029	9,158
Cash flow from operating activities before taxes and interest	(16,709)	620,224
Income tax paid	(24,048)	(2,333)
Net cash flows from operating activities	(40,757)	617,891
Cash flows from investing activities
Acquisition of property, plant and equipment and construction expenses	(557,446)	(581,646)
Acquisition of other non current assets	(1,742)
Earnings from property, plant and equipment disposal	4,789
Net cash flows from investing activities	(554,399)	(581,646)
Cash flows from financing activities
Contribution in share capital	709,791	130
Net cash flows from financing activities	709,791	130
Foreign exchange rate differences on cash equivalents	(3,312)	(14)
Net change in cash and cash equivalents	111,323	36,361
Cash and cash equivalents at the beginning of the year	38,233	1,871
Cash and cash equivalents at the end of the year	149,556	38,233

The accompanying notes on pages F-10 to F-30 form an integral part of these financial statements.

On behalf of the Management:

Director	K. Pihlblad

Chief accountant	E. Zhyvitsa

F-9

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

Notes to the financial statements

1.	GENERAL INFORMATION

The Сompany began its activities in 2014. On February 6, 2014, PTPTUP «Data Prokurement» was registered in the Unified State Register of Legal Entities and Individual Entrepreneurs by the Minsk City Executive Committee under the number 192209462. The Сompany on September 18, 2017 was reorganized into JLLC«Data Prokurement». And on December 21, 2017 it was renamed to «Atsof»t LLC. The Сompany is registered at: 222089, the Republic of Belarus, Minsk., Ul. , Zheleznodorozhnaya.33A / 1 room 6.

The Company was registered as a resident of the High-Tech Park 26.04.2018

The company carries out the following activities:

● computer programming activities (code 62010)

The average number of employees of the Company for the years ended 31 December 2018, 31 December 2017 and 31 December 2016 is 45, 23 and 3 correspondingly.

2.	BASIS OF FINANCIAL STATEMENTS PREPARATION

These financial statements were prepared on the basis of the going concern principle. The financial year of the Company coincides with the calendar year.

These financial statements were approved by the Management o behalf of the Company to issue on 21 March 2019.

The accompanying financial statements include the financial statements of the Company that have been prepared in accordance with International Financial Reporting Standards issued by the International Financial Reporting Board (“IASB”) and Interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”).

3.	COMPANY OPERATING ENVIRONMENT

The Company operates in the Republic of Belarus. The economy of the Republic of Belarus shows some characteristic features of developing markets. Tax, currency and customs legislation of the Republic of Belarus is open to interpretation and creates additional difficulties for the entities operating in the Republic of Belarus.

The future economic development of the Republic of Belarus depends on external factors and internal measures taken by the Government to support the growth and introduction of changes in the tax, legal and regulatory framework.

The Management of the Company believes that it takes all necessary measures to support the sustainability and development of the Company in the current business and economic environment. The future economic and regulatory environment and its impact on the Company’s operations may differ from current expectations of the Management.

F-10

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

4.	FUNCTIONAL AND PRESENTATION CURRENCY

The functional currency of the Company is the currency of the primary economic environment in which that entity operates (the “primary economic environment”). The Company’s functional currency is US Dollar (“USD”).

In preparing the Company’s financial statements, all transactions in currencies other than the entity’s functional currency (“foreign currencies”) are recognized at the rates of exchange prevailing at the dates of the transactions. At the date of statements compilation monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items recognized at fair value that are denominated in foreign currencies are translated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not restated.

Exchange differences arising from the change in foreign currency exchange rates are recognized in profit or loss in the statement of comprehensive income in the period in which they arise.

The main exchange rates of USD used on preparation of these financial statements were as follows:

	31 December 2018	31 December 2017	31 December 2016
USD/BYN	2,1598	1,9727	1,9585
USD/EUR	0,8732	0,8376	0,9577

5.	USE OF PROFESSIONAL JUDGEMENTS, ESTIMATES AND ASSUMPTIONS

The preparation of the financial statements in accordance with IFRS requires the Management of the Company to make judgements, estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities as at the reporting date and reported amounts of income and expenses during the reporting period. Actual results may differ from those estimates.

Assumptions and underlying estimates are regularly reviewed for necessity of changes. Changes to accounting estimates are recognised in the period in which the estimates are revised and in any future periods affected.

As at the reporting date the key assumptions concerning the future and other key sources of estimation uncertainty are as follows:

Useful life of property, plant and equipment

The Company estimates and reassesses useful life of property, plant and equipment annually based on planned residual periods of use, information on technology changes, physical state of property and equipment. Applicable depreciation policy is outlined further in Note 7 to these financial statements.

Impairment of property, plant and equipment

Non-current assets of the Company excluding deferred taxes and financial assets are tested for impairment in accordance with IAS 36 “Impairment of Assets”. The Company carries out test for possible impairment as at each reporting date. Should impairment factors exist, the Company would test individual items for impairment. Should impairment be identified, the Company would record impairment expenses.

The recoverable amount of property, plant and equipment items is determined as the higher of an asset’s fair value less cost to sell or its value in use determined by discounting net budgeted cash flows from use of the asset at the weighted average cost of equity. Budgeted cash flows are calculated in USD, because in the opinion of the Management, it represents best current Belarusian market conditions for determination of cost of property, plant and equipment in use.

F-11

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

Provision for impairment of trade receivables

Trade receivables are short-term and are measured at their amortised cost less provision for impairment (Note 19). Provision is based upon the Management’s best estimate of the present value of the cash flows that are expected to be received. In estimating these cash flows, the Management makes judgments about a counterparty’s financial position.

Net realisable value of inventories

Net realisable value is the estimated selling price of inventory in the ordinary course of business, net of the estimated costs of completion and selling expenses. To estimate selling price in the ordinary course of business the Management of the Company analyses actual prices and actual selling expenses in the period of two months after the reporting date.

Determination of the fair value

A range of the Company’s disclosures require the estimation of the fair value of financial assets and liabilities.

The Company has an established control system with respect to the estimation of the fair value. When estimating the fair value of an asset or a liability, the Company uses market observable data as far as possible. The fair value is categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows.

●	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

●	Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

●	Level 3: inputs to estimate the fair value of the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to estimate the fair value of an asset or a liability might be categorized in different levels of the fair value hierarchy, then the fair value is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

6.	BASIS OF ESTIMATION OF FINANCIAL INDICATORS

These financial statements have been prepared on the historical cost basis.

7.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently to all periods presented in these financial statements.

a)	Revenue

i)	Sale of goods

Revenue from the sale is measured at the fair value of the consideration received or receivable, net of returns, trade discounts and volume rebates. Revenue is recognised when persuasive evidence exists, usually in the form of an executed sales agreement, that the significant risks and rewards of ownership have been transferred to the customer, recovery of the consideration is probable, the associated costs and possible return of goods can be estimated reliably, there is no continuing management involvement with the goods, and the amount of revenue can be measured reliably. If it is probable that discounts will be granted, and the amount can be measured reliably, then the discount is recognised as a reduction of revenue as the sales are recognised.

F-12

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

Bonuses to customers which in substance are not related to volume rebates or discount decrease the amount of revenue.

b)	Recognition of other income and expenses

Other income is recognised in the statement of other comprehensive income when the related transactions are completed. Operating and other expenses are generally recorded on an accrual basis when the product has been received or the service has been provided.

c)	Financial income and expenses

Financial income and expenses of the Company include:

●	Interest income;

●	Interest expenses;

●	Foreign exchange gain or loss on financial assets or liabilities.

Interest income is recognised in profit or loss using the effective interest method. The effective interest rate is the rate that exactly discounts the estimated future cash payments and receipts through the expected life of the financial asset or liability (or, where appropriate, a shorter period) to determine current value of the financial asset or liability. When calculating the effective interest rate, the Company estimates future cash flows considering all contractual terms of the financial instrument but does not consider future credit losses.

The calculation of the effective interest rate includes all fees received or paid that are an integral part of the effective interest rate. Transaction costs are additional costs that are directly attributable to the acquisition or issue of a financial asset or liability.

The difference between the nominal amount of cash transferred and the fair value of loans received at a rate below the market rate, is recognised in the period of origination as an adjustment on initial recognition. Discounting is performed using approximate market rates effective at the time of receiving the loan, the adjustment is reflected in the profit or loss as interest income or interest expense, unless the loan at a rate below the market rate is received from the owner of the Company. In this case, the adjustment is recognised as additional paid-in capital directly in equity.

Foreign currency gains and losses are reported on a net basis as either financial income or financial expenses depending on whether foreign currency movements are in a net gain or net loss position.

d)	Income tax

i)	Current tax

Income tax comprises current and deferred tax. Income tax is recognised in the statement of comprehensive income except when it relates to items recognised in other comprehensive income or directly in equity, in which case it is recognised in other comprehensive income or directly in equity respectively.

The amount of current income tax is determined based on taxable profit for the year and is calculated in accordance with legislation of the Republic of Belarus. Taxable profit differs from profit as reported in the statement of comprehensive income because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible.

The main regulatory legal acts governing the taxation of residents of the High-Tech Park are: Decree of the President of the Republic of Belarus of September 22, 2005 N 12 “On the High-Tech Park”, with amendments and additions, which approved the «Provisions on the High-Tech Park», as well as the Decree Of the President of the Republic of Belarus of December 21, 2017 No. 8 “On the Development of the Digital Economy”.

F-13

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

In accordance with paragraph 22 of the Provisions, an enterprise, being a resident of the High-Tech Park, is exempt from:

- income tax (with the exception of income tax, calculated, withheld and transferred while performing the duties of a tax agent);

- VAT on turnover from the sale of goods (works, services, property rights) on the territory of the Republic of Belarus.

From the date of entry into force of the Decree of the President of the Republic of Belarus No. 8 of December 21, 2017, regardless of the tax benefit, are subject to income tax at a rate of 9 percent:

-	profit from the participant’s alienation of the share (part of the share) in the authorized fund, share (part of the share) of the organization;
-	profit from the sale of the enterprise as a property complex;
-	profit derived from the sale (redemption) of securities;
-	income in the form of interest for the provision in the use of funds.

The VAT tax rebate on the turnover from the sale of goods (works, services, property rights) in the Republic of Belarus is not granted to residents of the Park of High Technologies in relation to the rent from leasing real estate owned by them or property management, operational management.

The Republic of Belarus has various other taxes. These taxes are included as a component of operating expenses in the statement of comprehensive income.

e)	Property, plant and equipment

Property, plant and equipment are recognised at historical cost restated for inflation less accumulated depreciation and impairment losses, if any.

The cost of an item of property, plant and equipment comprises:

●	its purchase price, including import duties and non-refundable purchase taxes, after deducting trade discounts and rebates;

●	any costs directly attributable to bringing the item of property, plant and equipment to the location and putting it into operation;

●	the initial estimate of the costs of dismantling and removing the item and restoring the site on which it is located, the obligation for which the Company incurs either when the item is acquired or as a consequence of having used the item during a particular period for purposes other than to produce inventories during that period.

Expenses related to increase of the cost of property, plant and equipment include capital expenditures for modernisation and reconstruction that increase the service life of property, plant and equipment or increase its ability to generate income. Repair and maintenance costs that do not meet the specified capitalization criterion are charged to the costs as incurred.

F-14

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

Property, plant and equipment is depreciated over their useful life and the depreciation is calculated on a straight-line basis. Estimated useful life of property, plant and equipment is as follows:

Buildings and construction	50 years
Computer equpment	4-6 years
Other office equpment	4-6 years

Profit or loss from disposal of property, plant and equipment is determined as a difference between proceeds from sale and carrying value of an item and is recognised in profit or loss of the reporting period.

Depreciation methods, useful lives and residual value are reviewed at each reporting date and are adjusted if necessary.

f)	Prepayments

Prepayments which are classified as current assets are advance payments to suppliers for goods and services. Prepayments for construction or acquisition of property, plant and intangible assets are classified as non-current assets. Prepayments are accounted at actual cost less provision for possible impairment. If there is an indication that assets, goods or services relating to prepayments will not be received, the carrying value of prepayment should be written off and the related impairment loss is recognised in profit or loss for the year.

g)	Inventories

Inventories are measured at the lower of cost and net realisable value. The cost of inventories is based on an individual item basis, and includes expenditure incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. In the case of manufactured inventories and work in progress, cost of sales includes appropriate share of production overheads calculated based on normal operating capacity.

Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

The write-down and reversal of inventories to net realisable value are included in cost of sales.

h)	Share capital

Share capital of all entities is recognized in the financial statements at historical cost. Non-monetary contributions to the share capital are measured at the fair value of the contributed assets in the measuring units effective at the reporting date. Treasury shares are recognized at cost. Dividends are recognized in equity as a reduction in the period in which they are declared. Dividends declared after the reporting date are considered as subsequent events according to IAS 10 “Events After the Reporting Period” and are disclosed accordingly.

i)	Financial instruments

The Company does not hold any derivative financial instruments. All other financial assets held by the Company are classified as loans and receivables and cash and cash equivalents. Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market and include trade and other receivables. Cash and cash equivalents comprise cash balances and call deposits with original maturities of three months or less from the acquisition date that are subject to an insignificant risk of changes in their fair value and are used by the Company in the management of its short-term commitments.

Financial liabilities are classified as payables and loans received.

F-15

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

i)	Recognition

Financial assets and liabilities are recognised in the statement of financial position when the Company enters the contract the subject of which is the stated financial instruments. All regular ways of purchase of financial assets are accounted for at the settlement date.

ii)	Measurement

Financial assets or liabilities held by the Company are initially measured at its fair value plus transaction costs that are directly attributable to the acquisition or issue of the financial asset or liability.

Subsequent to initial recognition, loans and receivables are measured at amortised cost using the effective interest method, less any impairment losses. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument or, when appropriate, a shorter period to the net carrying value of the financial asset or financial liability. Premiums and discounts as well as transaction costs, are included in the carrying value of the related instrument and are depreciated based on the effective interest rate of the instrument.

iii)	Derecognition

A financial asset is derecognised when the contractual rights to the cash flows from the financial asset expire or when the Company transfers substantially all the risks and rewards of ownership of the financial asset. Any rights or obligations created or retained in the transfer are recognised separately as assets or liabilities. A financial liability is derecognised when it is repaid.

The Company also derecognises certain assets when it considers them uncollectible.

iv)	Offset

Financial assets and liabilities are offset, and the net amount is reported in the statement of financial position when there is a legally enforceable right to carry out offsetting and there is an intention to realise the asset and settle the liability simultaneously.

j)	Impairment

i)	Financial assets

At each reporting date the Company assesses whether there is objective evidence that its financial assets, including equity accounted investees, are impaired. Financial assets are impaired when objective evidence demonstrates that a loss event has occurred after the initial recognition of the asset, and that the loss event has an impact on the future cash flows of the asset that can be estimated reliably.

Objective evidence that financial assets are impaired can include default or failure to perform their obligation by a debtor, restructuring of a loan or receivable by the Company on terms that the Company would not otherwise consider, indications that a debtor or issuer will enter bankruptcy, or adverse changes in the payment status of the debtor.

The Company considers evidence of impairment for loans and receivables at both an individual and collective asset levels. All individually significant loans and receivables are individually assessed for impairment. Those found not to be impaired are then collectively assessed for any impairment that has been incurred but not yet individually identified. Loans and receivables that are not individually significant are collectively assessed for impairment by Companying together items with similar risk characteristics.

F-16

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

In assessing collective impairment, the Company uses historical information on the amount of loss incurred and the timing of recoveries and adjusted with due regard to the Management assumptions whether current economic and credit conditions are such that the actual losses are likely to be greater or lesser that suggested by historical trends.

Impairment losses are measured as the difference between the carrying value of the asset and the present value of estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognised in profit or loss and reflected in provision for impairment against loans and receivables. Any interest on the impaired asset continues to be recognised through the unwinding of the discount. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss for the period.

ii)	Non-financial assets

The carrying value of the Company’s non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill is tested for impairment annually.

An impairment loss is recognised if the carrying value of an asset or cash-generating unit (“CGU”) exceeds its estimated recoverable amount. CGU is the smallest identifiable asset Company that generates cash flows that largely are independent from other assets and Companys. CGU was determined in line with the Company segments (retail and banking business). Impairment losses are recognised in profit or loss. Impairment losses recognised in respect of cash-generating units are allocated first to reduce the carrying value of any corporate assets allocated to the units and then to reduce the carrying value of the other assets in the unit (Company of units) on a pro rata basis. Goodwill arising from business combination is allocated to Companys of GGU that are expected to benefit from the synergies of the combination.

The recoverable amount of an asset or CGU is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

Impairment losses recognised in prior periods are assessed at the end of each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is adjusted only to the extent that the asset’s cost that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised. An impairment loss in respect of goodwill is not recovered.

k)	Retirement benefit costs

In accordance with the requirements of the legislation of the Republic of Belarus the Company withholds amounts of pension contributions from employee salaries and pays them to the State pension fund. Such pension system provides for calculation of current payments by the employer as a percentage of current total disbursements to staff. Such expense is charged in the period the related salaries are earned. Upon retirement all retirement benefit payments are made by the state. The Company does not have any pension arrangements separate from the state pension system of the Republic of Belarus. In addition, the Company has no post-retirement benefits or other significant compensated benefits requiring accrual.

l)	Contingencies

The financial statements disclose, but do not recognise the following:

●	possible obligations that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not within the control of the Company; or

●	a present obligation that arises from past events but is not recognised because either it is not probable that an outflow of resources embodying economic benefits will be required to settle the obligation or the amount of the obligation cannot be measured with sufficient reliability.

F-17

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

8.	NEW STANDARDS AND INTERPRETATIONS

The Company has applied the following standards and interpretations for the first time regarding annual reporting period starting from 1 January 2017.

Amendments to IAS 12 “Income taxes” – “Recognition of deferred tax assets in respect of unrealized losses”.

The amendments clarify that it is necessary to take into account the limitations imposed by the tax legislation on the sources of taxable profit in respect of which the entity makes tax deductions related to the reversal of the deductible temporary differences in unrealized losses. The amendments provide guidance on the determination of future taxable profit and explain the circumstances in which taxable profit will allow certain assets to be recovered to an amount greater than their carrying value. The Company applied these amendments retrospectively. However, their application did not affect the financial position and results of operations, as the Company does not have deductible temporary differences or assets related to the scope of the amendments.

IFRS 9 “Financial instruments”

IFRS 9 relate to classification, measurement and derecognition of financial assets and financial liabilities, introduces new hedge accounting rules and a new impairment model for financial assets.

It not affect the accounting of the Company’s financial liabilities, as the new requirements only affect the accounting of financial liabilities at fair value through profit or loss. The Company has no such liabilities. The requirements for derecognition were transferred from IAS 39 “Financial instruments: Recognition and Measurement” and have not changed.

The new rules of hedge accounting allow to more closely relate the accounting of hedging instruments with risk management methods used by the Company. The Company does not use hedging instruments, but the Company confirmed that its future hedging relationship, if any, would qualify as continuous hedging after the application of IFRS 9.

The new impairment model requires the recognition of provisions for impairment based on expected credit losses rather than only on credit losses incurred, as in IAS 39. It is applied to financial assets classified at amortised cost, to debt instruments measured at fair value through other comprehensive income, to contract assets in accordance with IFRS 15 “Revenue from contracts with customers”, receivable lease, loan commitments and certain contracts of financial guarantee. Based on the estimates made to date, the Company does not expect an increase in the estimated provision for losses in respect of accounts payable to suppliers.

The new standard also introduces enhanced disclosure requirements and changes in its presentation. It is expected to change the nature and scope of the Company’s disclosure of its financial instruments, especially in the year of application of the new standard.

This standard is applied for financial years commencing on or after 1 January 2018.

IFRS 15 “Revenue from Contracts with Customers”

The IASB has issued a new standard for the recognition of revenue. This replace IAS 18 which covers contracts for goods and services and IAS 11 which covers construction contracts.

F-18

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

The core principle of IFRS 15 is that an entity will recognise revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In particular, the standard introduces a five-step model framework:

Step 1: Identify the contract(s) with a customer;

Step 2: Identify the performance obligations in the contract;

Step 3: Determine the transaction price;

Step 4: Allocate the transaction price to the performance obligations in the contract;

Step 5: Recognise revenue when (or as) the entity satisfies a performance obligation.

Under IFRS 15 a company recognises its revenue when control of a good or service is transferred to a customer.

The standard permits either a full retrospective or a modified retrospective approach for the adoption. Management has assessed the effects of applying the new standard on the Company’s financial statements and has identified the following areas that could be affected.

Accounting for the customer loyalty programme – IFRS 15 requires that the total consideration received must be allocated to the points and goods based on relative stand-alone selling prices rather than based on the residual value method. This could result in higher amounts being allocated to the goods sold and result in an earlier recognition of a portion of the revenue. Presentation of contract assets and contract liabilities in the balance sheet – IFRS 15 requires separate presentation of contract assets and contract liabilities in the balance sheet.

Adoption is mandatory for reporting periods commencing on or after 1 January 2018. The Company adopt the standard using the modified retrospective approach which means that the cumulative impact of the adoption is recognised in retained earnings as of 1 January 2018 and that comparatives are not restated.

Standards issued but not yet effective

The following standards and interpretations were issued but are not yet effective to the reporting periods ended 31 December 2018 and were not applied by the Group ahead of schedule. The analysis of the impact of such new standards and interpretations on the statements is provided below.

IFRS 16 “Leases”

IFRS 16 was issued in January 2016. It will result in almost all leases being recognised on the balance sheet, as the distinction between operating and finance leases is removed. Under the new standard, an asset (the right to use the leased item) and a financial liability to pay rentals are recognised. The only exceptions are short-term and low-value leases.

The accounting for lessors will not significantly change. The standard will affect primarily the accounting for the Company’s operating leases. However, the Company has not yet assessed what other adjustments, if any, are necessary for example because of the change in the definition of the lease term and the different treatment of variable lease payments and of extension and termination options. It is therefore not yet possible to estimate the amount of right-of-use assets and lease liabilities that will have to be recognised on adoption of the new standard and how this may affect the Company’s profit or loss and classification of cash flows going forward.

Adoption is mandatory for financial years commencing on or after 1 January 2019. At this stage, the Company does not intend to adopt the standard before its effective date. The Company intends to apply the simplified transition approach and will not restate comparative amounts for the year prior to first adoption.

F-19

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

IFRS 17 “Insurance Contracts”

In May 2017, the IASB issued IFRS 17 “Insurance Contracts” (IFRS 17), a comprehensive new accounting standard for insurance contracts covering recognition and measurement, presentation and disclosure. Once effective, IFRS 17 will replace IFRS 4 “Insurance Contracts” (IFRS 4) that was issued in 2005. IFRS 17 applies to all types of insurance contracts (i.e., life, risks, direct insurance and re-insurance), regardless of the type of entities that issue them, as well as to certain guarantees and financial instruments with discretionary participation features. The overall objective of IFRS 17 is to provide an accounting model for insurance contracts that is more useful and consistent for insurers. In contrast to the requirements in IFRS 4, which are largely based on grandfathering previous local accounting policies, IFRS 17 provides a comprehensive model for insurance contracts, covering all relevant accounting aspects. The core of IFRS 17 is the general model and can be:

●	modified in accordance with insurance contracts with direct participation components (the variable fee approach);

●	provided in simplified way (the premium allocation approach) mainly for short-duration contracts.

IFRS 17 is effective for reporting periods beginning on or after 1 January 2021, with comparative figures required. Early application is permitted, provided the entity also applies IFRS 9 and IFRS 15 on or before the date it first applies IFRS 17. This standard is not applicable to the Company.

There are no other standards that are not yet effective and that would be expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

9. FIRST-TIME ADOPTION OF IFRS

These financial statements are the first financial statements of the Company prepared in accordance with IFRS. The date of transition to IFRS is 1 January 2017. The accounting policies set out in Note 7 were applied on the preparation of the financial statements for the year ended 31 December 2018 and in the preparation of the comparative information and opening balance sheet as at the date of transition to IFRS.

On the transition to IFRS the Company applied IFRS 1 “First Time Application of International Financial Reporting Standards”. The standard contains a number of voluntary and mandatory exceptions to the retrospective application of IFRS standards in force as at 31 December 2018.

Reconciliation of equity capital ratio recognized in accordance with generally accepted accounting principles of the Republic of Belarus, with equity capital ratio corresponding to IFRS, are presented as follows:

	31 December 2018	31 December 2017	1 January 2017
Net assets of the Company before application of IFRS principles	1,276,091	18,158	(41,064)
Changes due to application of IFRS principles:
Adjustments of property, plant and equipment	79,545	3,916	269
Accrual of provision for unused vacations	(21,999)	(6,106)	(721)
Accrual of bad debt provision	4,023	32,406	(78,842)
Adjustments of deferred expenses	16,900	75,012	(102,963)
Net assets of the Company according to IFRS	1,277,262	(59,140)	(223,321)

F-20

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

Reconciliation of the reporting comprehensive income indicators recognized in accordance with generally accepted accounting principles of the Republic of Belarus with comprehensive income indicators complying with IFRS are as follows:

	Year ended 31 December 2018	Year ended 31 December 2017
Comprehensive income of the Company before application of IFRS principles	614,030	74,091
Changes due to application of IFRS principles:
Adjustment of future periods	(48,987)	60,013
Accrual of provision for unused vacations	(21,999)	(6,106)
Adjustments of property, plant and equipment	79,545	3,647
Accrual of bad debt provision	4,023	32,406
Comprehensive loss of the Company in according to IFRS	626,612	164,051

10. REVENUE

Revenue on types of activities, products, works and services for the years ended 31 December 2018 and 31 December 2017 is as follows:

	Year ended 31 December 2018	Year ended 31 December 2017
Revenue from services	2,586,343	365,707
Total	2,586,343	365,707

Revenue on sales geography for the years ended 31 December 2018 and 31 December 2017 is as follows:

	Year ended 31 December 2018	Year ended 31 December 2017
Revenue per country:
Denmark	2,301,540	360,542
Other	284,803	5,165
Total revenue	2,586,343	365,707

F-21

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

11. COST OF SALES

Cost of sales for the years ended 31 December 2018 and 31 December 2017 is as follows:

	Year ended 31 December 2018	Year ended 31 December 2017
Payroll of general staff	818,635	92,475
Third parties’ works and services	117,062	-
Taxes of payroll of general staff	84,049	32,012
Depreciation of production property, plant and equipment	23,771	3,107
Gas, water, electricity	20,405	4,072
Materials	17,036	5,224
Rent of equipment	198	11,308
Other	34,593	694
Total	1,115,749	148,892

12. SELLING AND ADMINISTRATIVE EXPENSES

	Year ended 31 December 2018	Year ended 31 December 2017
Payroll	569,104	35,310
Payroll taxes	79,143	12,219
Website design layout development	24,616	-
Depreciation of production property, plant and equipment	22,987	-
Other services	19,129	1,890
1% payment to PVT	17,362	4,142
Property tax	16,022	-
Gas, water, electricity	15,971	2,426
Bank services	7,611	1,646
Marketing	3,421	78
Materials	1,180	1,443
Rent	187	5,251
Other administrative expenses	32,430	323
Total selling and administrative expenses	802,946	64,728

13. OTHER NET OPERATING INCOME/(EXPENSES)

	Year ended 31 December 2018	Year ended 31 December 2017
Bad debt provision		23,888
Net cost of property, plant and equipment	(4,045)
Profit from disposal of property, plant and equipment	4,789
Total other net operating income/(expenses)	744	23,888

F-22

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

14. PROPERTY, PLANT AND EQUIPMENT

2017	Buildings and constructions	Computer equipment	Office equipment	Construction in progress	Total
Cost of sales
1 January 2017		8,840			8,840
Proceeds	551,530	25,877	3,997	242	581,646
31 December 2017	551,530	34,717	3,997	242	590,486
Depreciation
1 January 2017	-	(647)	-	-	(647)
Accrual for 2017	(2,082)	(3,715)	(164)	-	(5,961)
31 December 2017	(2,082)	(4,362)	(164)	-	(6,608)
Net carrying value
1 January 2017		8,193			8,193
31 December 2017	549,448	30,355	3,833	242	583,878

2018	Buildings and constructions	Computer equipment	Office equipment	Construction in progress	Total
Cost of sales
1 January 2018	551,530	34,717	3,997	242	590,486
Proceeds	358,870	110,492	82,189	5,895	557,446
Disposals	-	(5,516)	-	-	(5,516)
31 December 2018	910,400	139,693	86,186	6,137	1,142,416
Depreciation
1 January 2018	(2,082)	(4,362)	(164)	-	(6,608)
Accrual for 2016	(16,388)	(14,088)	(9,059)	-	(39,535)
Disposals	-	1,471		-	1,471
31 December 2018	(18,470)	(16,979)	(9,223)	-	(44,672)
Net carrying value
1 January 2018	549,448	30,355	3,833	242	583,878
31 December 2018	891,930	122,714	76,963	6,137	1,097,744

As at 31 December 2018, 31 December 2017 and 1 January 2017 no items of property, plant and equipment in the were used as collateral.

F-23

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

15. INVENTORIES

	31 December 2018	31 December 2017	1 January 2017
Raw materials and materials	65	4,953	427
Other inventories	-	27,292	751
Deferred expenses	336	3,072	2,165
Total inventories	401	35,317	3,343

There were no any pledged inventories as at 31 December 2018, 31 December 2017and 1 January 2017.

16. TRADE AND OTHER RECEIVABLES

	31 December 2018	31 December 2017	1 January 2017
VAT prepayment	138,657	128,101	3,294
Customers receivables	89,267	5,491	5,530
Advances paid out	73,670	48,927	97,688
Other receivables	695	15,474	-
Provision for impairment	(42,414)	(46,437)	(78,842)
Total trade and other receivables	259,875	151,556	27,670

Long part	19,030	982	1,517
Short part	240,845	150,574	26,153
Total trade and other receivables	259,875	151,556	27,670

Company exposure to credit, currency risks and losses from impairment in relation to trade and other receivables is disclosed in Note 22.

Classification of trade receivables according to maturity dates as at the end of the reporting period is as follows:

	31 December 2018	31 December 2017	1 January 2017
Neither past due nor impaired	120,523	7,981	24,376
Past due up to 30 days
Past due 31-90 days
Past due more than 91 days	42,414	46,437	78,842
Total trade receivables	162,937	54,418	103,218

The Company assesses the customer’s credit quality and defines main trade conditions including credit limits for each customer.

Based on historic payment behaviour and analysis of customer credit risk the Management of the Company believes that, apart from that presented above, no other provision for impairment is necessary in respect of trade receivables not past due or past due by up to 365 days.

Movement of provision for impairment of trade receivables for years ended 31 December 2017 and 31 December 2016 is presented below:

	2018	2017
Balance at the beginning of the year	46,437	78,842
Used during the year		(8,071)
Foreign exchange difference	(4,023)	(447)
Decrease of provision during the year		(23,888)
Balance as at the end of the year	42,414	46,437

F-24

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

17. CASH AND CASH EQUIVALENTS

	31 December 2018	31 December 2017	1 January 2017
EURO	89,014	16,343	-
US dollars	56,535	-	-
Belarusian roubles	4,007	21,890	1,871
Cash and cash equivalents	149,556	38,233	1,871

Credit quality of cash in banks depending on the credit rating of the bank according to the international rating agencies Fitch Ratings and Standard & Poors is presented below

Long-term issuer default rating	31 December 2018	31 December 2017	1 January 2017
from АА- to ААА	-	-	-
from А- to А+	-	-	-
from BВ- to BВВ+	-	-	-
from B- to B+	149,556	38,233	1,871
from D to CСС	-	-	-
Cash in bank	149,556	38,233	1,871

18. SHARE CAPITAL

As at 31 December 2018 the share capital of the Company is registered in Belorussian Rubbles and was fully paid. In 2017 the Company increased share capital on USD 130. In 2018 the Company increased share capital on USD 709,790. In the current financial statement the share capital is stated based on the historical rate. The structure of ownership of the Companies of the Company is as follows:

	31 December 2018	31 December 2017	1 January 2017
OpenLedger ApS Дания	50%	-	-
Privat persons	50%	100%	100%

19. TRADE AND OTHER PAYABLES

	31 December 2018	31 December 2017	1 January 2017
Payroll indebtedness	159,003	24,227	1,359
Advances received	33,499	819,800	261,886
Payables to suppliers and contractors	4,519	-	863
Other payables	7,176	135	4
Total trade and other payables	204,197	844,162	264,112
Long part	-	-	-
Short part	204,197	844,162	264,112
Total trade and other payables	204,197	844,162	264,112

20. Other tax liabilities

	31 December 2018	31 December 2017	1 January 2017
Other tax liabilities	18,668	2,573	33
Indebtedness on social security	9,108	7,174	253
Total other tax payables	21,625	9,747	286

F-25

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

21. RELATED PARTY TRANSACTIONS

Related parties in these financial statements include owners of the Company, companies under common control with the Company, key management personnel of the Company and the companies under their control, their close relatives, companies under control or significant influence of the owners.

The Company provide services to owner-company. Information on sales amounts and payable balances is provided below:

	Year ended 31 December 2018	Year ended 31 December 2017
sales amounts	2,187,784	-

	31 December 2018	31 December 2017	1 January 2017
Payable balance	1,913	-	-

Key management personnel as of 31 December 2018 were 4 people (31 December 2017: 3 people). Consideration amount to key management personnel is:

	Year ended 31 December 2018	Year ended 31 December 2017
Consideration to key management personnel	135,975	19,350

22. FINANCIAL RISK AND CAPITAL MANAGEMENT POLICIES

Management of risk and capital is one of the essential elements of the Company’s operations. The main financial risks inherent to the Company’s operations are credit risk, liquidity risk, risks related to market movements in interest rates and foreign exchange rates. A description of the Company’s risk management policies in relation to those risks is as follows.

Credit risk

The Company is exposed to credit risk which is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss.

The Company performs the evaluation of creditworthiness for each customer individually and determines the delay of payments based on internal assessment of the solvency and significance of the customer. The terms of payments are reviewed on a regular basis, at least once a year. The Company’s maximum exposure to credit risk is generally equal to the carrying value of financial assets.

As at 31 December 2018, 31 December 2017, 1 January 2017 the maximum credit risk was as follows:

	31 December 2018	31 December 2017	1 January 2017
Trade and other receivables	121,218	23,455	24,376
Cash and cash equivalents	149,556	38,233	1,871
Balance at the end of the period	270,774	61,688	26,247

Additional credit risk arises on prepayments if the customer does not fulfil the delivery terms and does not return advance.

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial instruments that are settled by delivering cash or other financial assets.

F-26

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

The Company’s approach to liquidity management is to ensure that it has sufficient cash and other financial assets that can be easily converted into cash within a short period of time to meet its liabilities when due, without incurring losses or damaging the reputation of the Company. The Company monitors liquidity risk by preparing monthly forecast statements of cash flows. In case a forecasted liquidity gap occurs according to a monthly statement, additional loan agreements are considered.

The table below presents maturity terms of financial liabilities including planned interest payments but excluding impact of offset agreements:

31 December 2018	Carrying value	Contractual cash flows	Up to 1 year	1-2 years	More than 2 years
Advances received	33,499	33,499	33,499	-	-
Trade payables	4,519	4,519	4,519	-	-
Total	38,018	38,018	38,018	-	-

31 December 2017	Carrying value	Contractual cash flows	Up to 1 year	1-2 years	More than 2 years
Advances received	819,800	819,800	819 ,800	-	-
Trade payables	-	-	-	-	-
Total	819,800	819,800	819,800	-	-

1 January 2017	Carrying value	Contractual cash flows	Up to 1 year	1-2 years	More than 2 years
Advances received	261,886	261,886	261,886	-	-
Trade payables	863	863	863	-	-
Total	262,749	262,749	262,749	-	-

Currency risk

Currency risk is defined as the risk that the value of a financial instrument will fluctuate due to changes in foreign exchange rates. The Company performs settlements with a number of suppliers in foreign currencies. The Company manages currency risk in the process of detailed planning of future cash flows, and when setting selling prices for goods, raising the margin for exported goods during currency exchange volatility period.

The Company’s exposure to currency risks calculated on the basis of the amounts in national currency is as follows:

31 December 2018	USD	ЕUR	BYN	Total
Financial assets
Trade and other receivables	-	59,542	200,333	259,875
Cash and cash equivalents	56,535	89,014	4,007	149,556
Total financial assets	56,535	148,556	204,340	409,431
Trade and other payables	-	(1,913)	(202,284)	(204,197)
Total financial liabilities	-	(1,913)	(202,284)	(204,197)
Total open currency position	56,535	146,643	2,056	205,234

31 December 2017	USD	ЕUR	BYN	Total
Financial assets
Trade and other receivables	-	-	-	-
Cash and cash equivalents	-	16,343	21,890	38,233
Total financial assets	-	16,343	21,890	38,233
Trade and other payables	(166,250)	(659,298)	(18,613)	(844,161)
Total financial liabilities	(166,250)	(659,298)	(18,613)	(844,161)
Total open currency position	(166,250)	(642,955)	3,278	(805,927)

F-27

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

1 January 2017	USD	ЕUR	BYN	Total
Financial assets
Trade and other receivables	-	-	27,670	27,670
Cash and cash equivalents	-	-	1,871	1,871
Total financial assets	-	-	1,871	1,871
Trade and other payables	(158,235)	(104,417)	(1,460)	(264,112)
Total financial liabilities	(158,235)	(104,417)	(1,460)	(264,112)
Total open currency position	(158,235)	(104,417)	411	(262,241)

Currency risk sensitivity analysis

10% change in the following currencies against the functional currency as at 31 December 2018, 31 December 2017, 1 January 2017 would increase/(decrease) profit and equity by the amounts shown below. This analysis is based on the assumption that all other variables, especially interest rates, are unchanged.

	31 December 2018		31 December 2017		1 January 2017
	USD/BYN +10%	USD/BYN -10%	USD/BYN +10%	USD/BYN -10%	USD/BYN +10%	USD/BYN -10%
Impact on profit or loss before taxation	206	(206)	328	(328)	41	(41)
Impact on equity	206	(206)	269	(269)	34	(34)

	31 December 2018		31 December 2017		1 January 2017
	USD/EUR +10%	USD/EUR -10%	USD/EUR +10%	USD/EUR -10%	USD/EUR +10%	USD/EUR -10%
Impact on profit or loss before taxation	14,664	(14,664)	(64,295)	64,295	(10,442)	10,442
Impact on equity	14,664	(14,664)	(52,722)	52,722	(8,562)	8,562

The tables above demonstrate the effect of a change in a key assumption while other assumptions remain unchanged. However, there is an interrelation between the assumptions and other factors.

The sensitivity analysis does not consider that the Company actively manages assets and liabilities. In addition, the Company’s financial position may change by the time the relevant changes take place in the market.

Interest rate risk

Interest rate risk is related to the probability of changes in profit or loss or cost of financial instruments due to changes in interest rates. The main part of the Company’s loan-based financing has fixed rates. Instruments with a floating interest rate have surcharges to the EURIBOR rates and the refinancing rate of the National bank of the Republic of Belarus for each contract validity period.

The classification of the Company’s financial instruments depending on the type of interest rates is presented below:

As at 31 December 2018	Zero interest rate	Fixed interest rate	Floating interest rate	Total
Trade and other receivables	259,875	-	-	259,875
Cash and cash equivalents	149,556	-	-	149,556
Trade and other payables	(204,197)	-	-	(204,197)
Total open position	205,234	-	-	205,234

F-28

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

As at 31 December 2017	Zero interest rate	Fixed interest rate	Floating interest rate	Total
Trade and other receivables	151,556	-	-	151,556
Cash and cash equivalents	38,233	-	-	38,233
Trade and other payables	(844,161)	-	-	(844,161)
Total open position	(654,371)	-	-	(654,371)

As at 1 January 2017	Zero interest rate	Fixed interest rate	Floating interest rate	Total
Trade and other receivables	27,670	-	-	27,670
Cash and cash equivalents	1,871	-	-	1,871
Trade and other payables	(264,112)	-	-	(264,112)
Total open position	(234,571)	-	-	(234,571)

Capital management

The Management of the Company aims to maintain a stable capital base to gain confidence of creditors, the market and to expand Company’s operations.

Belarusian legislation does not contain specific regulatory requirements applicable to the equity of the entities, except for time limits within which declared equity and distributable reserves should be actually contributed, and minimum amount contributed by foreign shareholders.

Operational risk

The Company’s organisational structure, precise job specifications, clear division of responsibilities, as well as control procedures allows the Company to monitor operational risks. The Company’s legal departments ensure that the Company’s activities comply with existing legislation, approved plans, policies and other internal documents.

23. FAIR VALUE OF FINANCIAL INSTRUMENTS

The table below presents the carrying value and the fair value of the financial assets and liabilities classified at levels of fair value hierarchy.

31 December 2018	Carrying value		Fair value
Financial assets	Financial assets	Financial liabilities	Level 1	Level 2	Level 3	Total
Trade and other receivables	259,875	-	-	-	259,875	259,875
Cash and cash equivalents	149,556	-	-	-	149,556	149,556
Total:	409,431	-	-	-	409,431	409,431
Financial liabilities
Trade and other payables	-	(204,197)	-	-	(204,197)	(204,197)
Total:	-	(204,197)	-	-	(204,197)	(204,197)

31 December 2017	Carrying value		Fair value
Financial assets	Financial assets	Financial liabilities	Level 1	Level 2	Level 3	Total
Trade and other receivables	151,556	-	-	-	151,556	151,556
Cash and cash equivalents	38,233	-	-	-	38,233	38,233
Total:	189,789	-	-	-	189,789	189,789
Financial liabilities
Trade and other payables	-	(844,161)	-	-	(844,161)	(844,161)
Total:	-	(844,161)	-	-	(844,161)	(844,161)

F-29

Company “AetSoft”

Financial statements for the year ended 31 December 2018

(in US dollars)

1 January 2017	Carrying value		Fair value
Financial assets	Financial assets	Financial liabilities	Level 1	Level 2	Level 3	Total
Trade and other receivables	27,670	-	-	-	27,670	27,670
Cash and cash equivalents	1,871	-	-	-	1,871	1,871
Total:	29,541	-	-	-	29,541	29,541
Financial liabilities
Trade and other payables	-	(264,112)	-	-	(264,112)	(264,112)
Total:	-	(264,112)	-	-	(264,112)	(264,112)

24. UNCERTAINTIES

On the Management opinion in the preparation of the financial statements no assumptions or estimates were made with respect to uncertainties that pose a significant risk of material change of indicators recognized in financial statements in the next reporting year.

Economy of the Republic of Belarus

The economy of the Republic of Belarus has recently been characterized by high rates of inflation, significant changes in foreign currency exchange rates, a relatively high level of taxation and a high degree of state regulation. Legislation of the Republic of Belarus related to business environment constantly changes. Future economic development to a large extent depends on the effectiveness of measures taken by the Belarusian Government and is outside the control of the Company. The recoverability of the Company’s assets and its ability to maintain or pay debts as they mature is in part dependent on the future direction and results of the economic policy of the Government of the Republic of Belarus. The Management of the Company has made its best estimates of recoverability and classification of recorded assets and liabilities. However, uncertainty stated above may remain and have significant influence on the operations of the Company.

Legislation

Certain provisions of the Belarusian tax legislation may cause various interpretations and inconsistent application. In addition, Management’s interpretation of legislation may differ from that of the authorities, and the authorities may change their interpretation. As a result, the Company companies may be charged additional taxes and fees, as well as other preventive measures. The Management of the Company believes that it has already made all tax and other payments or savings. Past fiscal years remain open to the authorities.

Legal proceedings

During the year the Company was not involved in a significant legal proceeding (both demandant and defendant) arising in the course of its activities.

25. SUBSEQUENT EVENTS

1.	LLC “Aetsoft” shareholders have made a decision of selling their shares in charter capital to a third party buyer – Nikolai Grebenkine. This was performed in March 2019. Registration of these changes is officially documented on May 13, 2019 (according to legal processing terms)

2.	The LLC “Aetsoft” has made a decision to transform into Joint stock company “Aetsoft” and issue the shares. The process has started on April 26, 2019. The registration of the transformation is officially documented on May 20, 2019.

3.	JSC “Aetsoft” has authorized 240 000 000 of authorized unissued shares, with nominal price – 0,01 BYN on June 20, 2019. 100% of the shares were issued to the shareholders of JSC by registration of the shares in the Securities Department of the Ministry of Finance of the Republic of Belarus.

F-30